Exhibit 2.1
CONFIDENTIAL
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
GARTNER, INC.
JASMINE ACQUISITION CORPORATION
BURTON GROUP, INC.
U.S. BANK NATIONAL ASSOCIATION, as Escrow Agent
AND
STOCKHOLDER REPRESENTATIVE
Dated as of December 30, 2009

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Confidentiality and Non-Solicitation Agreement
Exhibit B	Form of Articles of Merger
Exhibit C	Form of Articles of Incorporation of the Surviving Corporation
Exhibit D	Form of Letter of Transmittal
Exhibit E	Form of Company’s Standard Proprietary Information Agreement
Exhibit F	Form of FIRPTA Compliance Certificate
Exhibit G	Legal Opinion of Counsel to the Company
Exhibit H	Form of Non-Competition Agreement
Exhibit I	Description of Escrow Agent’s Money Market Account
Exhibit J	Customer Identification Program
Schedules
Company Disclosure Schedule
Schedule 5.2(n) — List of Key Stockholders
Schedule 5.2(o) — List of Key Employees

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EXECUTION VERSION
     THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of December 30, 2009 by and among Gartner, Inc., a Delaware corporation (“Parent”), Jasmine Acquisition Corporation, a Utah corporation and a wholly owned subsidiary of Parent (“Sub”), Burton Group, Inc., a Utah corporation (the “Company”), U.S. Bank National Association, as escrow agent hereunder, and as a party to this Agreement solely with respect to Article VI herein (the “Escrow Agent”) and Jamie Lewis, who will serve as the representative of the Company’s stockholders, optionholders and SAR holders, and is a party to this Agreement solely in such capacity, and is referred to herein from time to time as the “Stockholder Representative.”
RECITALS
     A. The Boards of Directors of each of Parent, Sub and the Company believe it is in the best interests of each company and its respective stockholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved this Agreement.
     B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein.
     C. A portion of the consideration payable in connection with the Merger shall be placed in escrow as security for the indemnification obligations set forth in this Agreement.
     D. The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.
     E. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, certain individuals are entering into Confidentiality and Non-Solicitation Agreements, each in substantially the form attached hereto as Exhibit A (the “Confidentiality and Non-Solicitation Agreements”), with Parent or the Surviving Corporation, as determined by Parent.
     F. NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

Article I
THE MERGER
     1.1 The Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Utah Revised Business Corporation Act (“Utah Law”), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter referred to as the “Surviving Corporation.”
     1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 7.1 hereof, the closing of the Merger (the “Closing”) will take place as promptly as practicable following the execution and delivery hereof by the parties hereto, conditioned upon the satisfaction or waiver of the conditions set forth in Article V hereof, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 1700 K Street N.W., Fifth Floor, Washington, D.C. 20006, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Articles of Merger in substantially the form attached hereto as Exhibit B with the Division of Corporations and Commercial Code of the State of Utah (the “Articles of Merger”), in accordance with the applicable provisions of Utah Law (the time of filing with the Division of Corporations and Commercial Code of the State of Utah shall be referred to herein as the “Effective Time”).
     1.3 Effect of the Merger. The effect of the Merger shall be as provided in the applicable provisions of Utah Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all restrictions, disabilities and duties of the Company and Sub shall become the restrictions, disabilities and duties of the Surviving Corporation.
     1.4 Formation Documents.
          (a) The articles of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be as set forth in Exhibit C, until thereafter amended in accordance with Utah Law and as provided in such articles of incorporation.
          (b) The bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Utah Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

     1.5 Management.
          (a) Directors of Company. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Utah Law and the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified.
          (b) Officers of Company. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.
          (c) Resignation of Officers and Directors. At the Closing, the Company shall deliver to Parent a written resignation from each of the officers and directors of the Company effective as of the Effective Time.
     1.6 Effect of Merger on the Capital Stock of the Constituent Corporations.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               (i) “Aggregate Option Exercise Amount” shall mean an amount equal to the aggregate exercise price of all Company In the Money Options outstanding as of the Effective Time.
               (ii) “Agreed-Upon Loss” shall mean (A) any Excess Third Party Expenses (as defined in Section 4.1), (B) any Excess Company Debt (as defined in Section 6.2), (C) any Shortfall Amount (as defined in Section 1.9(d)) or (D) any Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to clauses (vi) and (vii) of Section 6.4(f) hereof.
               (iii) “Business Day(s)” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in New York, New York are authorized or obligated by Law or executive order to close.
               (iv) “Cash” shall mean cash and cash equivalents of the Company, net of any outstanding checks, wire transfers or bank overdrafts, and excluding any Restricted Cash.
               (v) “Closing Net Working Capital” shall mean an amount equal to (x) the aggregate value of all current assets of the Company and its Subsidiaries (taken as a whole) as of the close of business on the Closing Date, excluding Cash in excess of $850,000, Restricted Cash, lease and other security deposits, deferred Tax assets and, for the avoidance of doubt, any refund of Pre-Closing Taxes resulting from the carryback of Final Year NOLs pursuant to Section 4.8(b), less (y) the aggregate value of all current Liabilities of the Company and its Subsidiaries (taken as a whole) as of the close of business on the Closing Date, including all accounts payable, employee-

related Liabilities (including salaries, sales commissions, accrued vacation, 401(k) payable, life insurance payable, flexible spending payable and bonuses), deferred revenue (for the avoidance of doubt, including both short-term and long-term portions thereof), sales tax payable, deferred rent, any outstanding checks, wire transfers or bank over drafts not covered by available Cash and other current Liabilities, but excluding any and all deferred Tax liabilities, all Third Party Expenses, and any and all Company Debt as of immediately prior to the Effective Time, in each case calculated in accordance with GAAP. Notwithstanding anything to the contrary in this Agreement, any employment or payroll taxes with respect to any bonuses, cash out of Company Options and Company SARs or other compensatory payments in connection with the transactions contemplated by this Agreement (“Compensatory Payments”), to the extent paid or assumed by the Company or Parent (“Transaction Payroll Taxes”) and any other incremental cash costs associated with the transactions contemplated by this Agreement to the extent paid or assumed by the Company or Parent shall be included as current Liabilities of the Company, whether or not required in accordance with GAAP.
               (vi) “Company Common Stock” shall mean the Company’s Common Stock, no par value per share.
               (vii) “Company Common Stock Deemed Outstanding” shall mean the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, plus the number of shares of Company Common Stock underlying the Company In the Money Options.
               (viii) “Company Debt” shall mean any Indebtedness of the Company or any of its Subsidiaries.
               (ix) “Company In the Money Option” shall mean a Company Option having an exercise price per share less than the Estimated Common Per Share Consideration.
               (x) “Company Material Adverse Effect” shall mean any change, event or effect that is or is reasonably likely to be materially adverse to the business, assets (whether tangible or intangible), financial condition or operations of the Company and any Company Subsidiaries, taken as a whole; provided, however, that none of the following shall, by itself, constitute a “Company Material Adverse Effect”: (i) changes that are the result of factors generally affecting the industries or markets in which the Company and the Company Subsidiaries conduct business that do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, as compared to other companies of similar size and scope that operate in the same industry or business as the Company and the Company Subsidiaries; (ii) changes in Laws or GAAP as applied on a consistent basis, or the interpretation thereof that do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, as compared to other companies of similar size and scope that operate in the same industry or business as the Company and the Company Subsidiaries; (iii) changes that are the result of economic factors affecting the national, regional or world economy or acts of war or terrorism that do not disproportionately affect the

Company and the Company Subsidiaries, taken as a whole, as compared to other companies of similar size and scope that operate in the same industry or business as the Company and the Company Subsidiaries; (iv) any failure, in and of itself, by the Company to meet any internal or published projections or predictions (whether such projections or predictions were made by the Company or independent third parties) for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or will be, a Material Adverse Effect); and (v) changes (including any loss of employees or any loss of, or any disruption in, supplier, licensor, licensee, partner or similar relationships) directly attributable to the announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement (provided that the exceptions in this clause (v) shall not apply to that portion of any representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or the performance of obligations or satisfaction of conditions under this Agreement).
               (xi) “Company Options” shall mean all options (including commitments to grant options) to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any person or entity, each of which is listed on Section 2.2(b) of the Disclosure Schedule, that are issued and outstanding immediately prior to the Effective Time.
               (xii) “Company Products” shall mean all of the products, services and Content & Technology offerings of the Company and its Subsidiaries.
               (xiii) “Company SARs” shall mean all stock appreciation rights (including commitments to grant stock appreciation rights) granted under the Plan or otherwise, each of which is listed on Section 2.2(b) of the Disclosure Schedule.
               (xiv) “Company Subsidiary” shall have the meaning ascribed to such term in Section 2.3 hereof.
               (xv) “Content & Technology” shall have the meaning ascribed to such term in Section 2.14 hereof.
               (xvi) “Contract” shall mean any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, bond, mortgage, indenture, option, warranty, purchase order, license, sublicense, benefit plan, obligation, commitment or undertaking of any nature.
               (xvii) “Environmental Laws” shall mean all Laws relating to pollution or protection of the environment or exposure of any individual to Hazardous Materials, including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials and including any Hazardous Materials related electronic waste, product content or product take-back requirements.
               (xviii) “Escrow Amount” shall mean an amount equal to $6,400,000.
               (xix) “Escrow Participants” shall mean all Stockholders, all Optionholders and all SAR holders.
               (xx) “Estimated Adjusted Net Merger Consideration” shall mean the Net Merger Consideration minus the amount, if any, by which Estimated Closing Net Working Capital (as determined pursuant to Section 1.7(a)) is less than the Target Closing Net Working Capital.
               (xxi) “Estimated Common Per Share Consideration” shall mean the quotient obtained by dividing (1) the sum of the Merger Consideration, plus the aggregate exercise price for the Company Options, minus the amount, if any, by which Estimated Closing Net Working Capital (as determined pursuant to Section 1.7(a)) is less than the Target Closing Net Working Capital by (2) the sum of Company Common Stock outstanding immediately prior to the Effective Time, plus the number of shares of Company Common Stock underlying the Company Options.
               (xxii) “Excess Company Debt” shall have the meaning ascribed to such term in Section 6.2 hereof.
               (xxiii) “Final Adjusted Net Merger Consideration” shall have the following meaning:
                    (A) If the Actual Closing Net Working Capital (as determined pursuant to Section 1.7(b)) is greater than or equal to the Estimated Closing Net Working Capital (as determined pursuant to Section 1.7(a)), then “Final Adjusted Net Merger Consideration” shall be the same amount as Estimated Adjusted Net Merger Consideration.
                    (B) If the Actual Closing Net Working Capital (as determined pursuant to Section 1.7(b)) is less than the Estimated Closing Net Working Capital (as determined pursuant to Section 1.7(a)), then “Final Adjusted Net Merger Consideration” shall mean the Estimated Adjusted Net Merger Consideration, minus the amount by which Actual Closing Net Working Capital is less than Estimated Closing Net Working Capital.
               (xxiv) “Final Common Per Share Consideration” shall mean the quotient obtained by dividing (1) the Final Adjusted Net Merger Consideration by (2) the Company Common Stock Deemed Outstanding.
               (xxv) “GAAP” shall mean United States generally accepted accounting principles consistently applied.

               (xxvi) “Hazardous Materials” shall mean chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof.
               (xxvii) “Indebtedness” shall mean all Liabilities, including any applicable principal, penalties (including with respect to any prepayment thereof) interest and premiums, (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar obligations, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases or (v) in the nature of guarantees of the obligations described in the preceding clauses (i)—(iv), inclusive, of any other Person.
               (xxviii) “Knowledge” or “Known” shall mean, with respect to the Company, the actual knowledge of the following individuals after reasonable inquiry: Jamie Lewis, Dan Blum, Gary Rowe, Jancy Loughridge, Alex Obbard, Gary Hein, Jason Lewis, Chris Ross, Doug Simmons and Dave Passmore.
               (xxix) “Law” shall mean any foreign, federal, state or local law, statute, regulation, ordinance, rule, order, injunction, judgment, doctrine, decree, ruling, writ, assessment, award or arbitration award of a Governmental Entity, settlement, Contract or governmental requirement enacted, promulgated, entered into, or imposed by, any Governmental Entity (including, for the sake of clarity, common law).
               (xxx) “Liabilities” shall mean all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Law, action or governmental order and those arising under any Contract.
               (xxxi) “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.
               (xxxii) “Merger Consideration” shall mean an amount equal to the sum of (a) $64,000,000 minus (b) the SAR Merger Consideration minus (c) the Third Party Expenses (as defined in Section 4.1 hereof) of the Company minus (d) the aggregate amount of any and all Company Debt.
               (xxxiii) “Net Merger Consideration” shall mean an amount equal to the sum of (i) the Merger Consideration plus (ii) the Aggregate Option Exercise Amount.
               (xxxiv) “Optionholder” shall mean any holder of Company Options immediately prior to the Effective Time.
               (xxxv) “Parent Material Adverse Effect” shall mean any change, event or effect that is or is reasonably likely to be materially adverse to the ability of Parent or Sub to consummate the Merger or otherwise perform their respective obligations hereunder.

               (xxxvi) “Person” shall mean any natural person, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Authority.
               (xxxvii) “Plan” shall mean the Company’s Amended and Restated Stock Incentive Plan as amended and in effect as of the date hereof.
               (xxxviii) “Pro Rata Portion” shall mean, with respect to each Escrow Participant, an amount equal to the quotient (expressed as a percentage) obtained by dividing (a) the total amount of consideration to be received by such Escrow Participant pursuant to Section 1.6 hereof by (b) the total amount of consideration to be received by all Escrow Participants pursuant to Section 1.6 hereof.
               (xxxix) “Related Agreements” shall mean the Articles of Merger and the Confidentiality and Non-Solicitation Agreements.
               (xl) “Restricted Cash” shall mean cash and cash equivalents of the Company which are restricted as to withdrawal or usage by law, contract or otherwise, including restrictions on dividends and repatriations.
               (xli) “SAR holder” shall mean any holder of Company SARs immediately prior to the Effective Time.
               (xlii) “SAR Merger Consideration” shall mean an amount equal to $4,394,925.
               (xliii) “SAR Pro Rata Portion” shall mean, with respect to each SAR holder, an amount equal to the quotient (expressed as a percentage) obtained by dividing (a) the aggregate amount of cash consideration that such SAR holder is entitled to receive upon exercise of all Company SARS held by such holder immediately prior to the Effective Time (as set forth on Section 2.2(b) of the Disclosure Schedule) by (b) the SAR Merger Consideration.
               (xliv) “SEC” shall mean the United States Securities and Exchange Commission.
               (xlv) “Stockholder” shall mean any holder of any Company Common Stock that is issued and outstanding immediately prior to the Effective Time.
               (xlvi) “Stockholder Representative Amount” shall mean an amount equal to $2,500,000.
               (xlvii) “Target Closing Net Working Capital” shall mean $0.

          (b) Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Sub, the Company or the holders of shares of Company Common Stock, each share of Company Common Stock (excluding, for the avoidance of doubt, unexercised Company Options) issued and outstanding immediately prior to the Effective Time, will be cancelled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Company Common Stock in the manner provided in Section 1.9 hereof, the Final Common Per Share Consideration, upon the terms and subject to the conditions and other provisions set forth in this Section 1.6 and throughout this Agreement, including the escrow provisions hereof.
          (c) Treatment of Company Options.
               (i) No Company Option shall be assumed or otherwise replaced by Parent. Immediately prior to the Effective Time, and conditioned on the consummation of the Merger, each Company Option (whether vested or unvested and regardless of the exercise price thereof) shall be cancelled and each holder of a Company In the Money Option shall automatically (without any further action required of such holder) be entitled to the right to receive, subject to the escrow provisions contained herein, a cash payment in an amount equal to the product of (1) the number of shares of Company Common Stock underlying all Company In the Money Options held by such holder immediately prior to the Effective Time, multiplied by (2) the Final Common Per Share Consideration, and minus (3) the aggregate amount necessary to exercise all of the Company In the Money Options held by such holder (the “Option Merger Consideration”). The payment of the Option Merger Consideration to a holder of a Company In the Money Option shall be reduced by any income or employment Tax withholding required under the Code or any provision of state, local or foreign tax Law and subject to the escrow provisions contained herein. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable holder of the Company In the Money Option.
               (ii) No consideration shall be paid by Parent, Sub or the Company to effectuate the cancellation and termination of any Company Option (or portion thereof) with an exercise price greater than the Estimated Common Per Share Consideration.
               (iii) Prior to the Effective Time, and subject to the reasonable review and approval of Parent, the Company shall have taken all actions necessary to effect the transactions anticipated by this Section 1.6(c) under the Plan, all Company Option agreements, and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices and obtaining any required consents necessary to effectuate the provisions of this Agreement.
          (d) Treatment of Company SARs. No Company SAR shall be assumed or otherwise replaced by Parent. Immediately prior to the Effective Time, and conditioned on the consummation of the Merger, each Company SAR (whether vested or unvested and regardless of the exercise price thereof) shall be cancelled and each holder of a Company SAR shall automatically

(without any further action required of such holder) be entitled to the right to receive, subject to the escrow provisions contained herein, a cash payment in an amount equal to such SAR holder’s SAR Pro Rata Portion of the SAR Merger Consideration. The payment of the Pro Rata Portion of the SAR Merger Consideration to a holder of a Company SAR shall be reduced by any income or employment Tax withholding required under the Code or any provision of state, local or foreign tax Law and subject to the escrow provisions contained herein. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable holder of the Company SAR. Notwithstanding anything in this Section 1.6(d) to the contrary, in no event shall Parent be obligated to distribute in the aggregate an amount of cash in excess of the SAR Merger Consideration in connection with the cancellation of the Company SARs. Prior to the Effective Time, and subject to the reasonable review and approval of Parent, the Company shall have taken all actions necessary to effect the transactions anticipated by this Section 1.6(d) such that no Company SARs shall remain outstanding as of the Effective Time.
          (e) Escrow Amounts. Notwithstanding any other provisions of this Agreement to the contrary, (A) each distribution of Merger Consideration, Option Merger Consideration, and/or SAR Merger Consideration payable to an Escrow Participant pursuant to this Section 1.6 shall be reduced by such Escrow Participant’s Pro Rata Portion of the Escrow Amount and the Stockholder Representative Amount in accordance with Section 6.3 hereof, and (B) each Escrow Participant’s Pro Rata Portion of the Escrow Amount and the Stockholder Representative Amount shall be deposited into the Escrow Fund and the Stockholder Representative Fund as provided herein. Notwithstanding anything herein to the contrary, the amount deposited into the Stockholder Representative Fund shall be reduced by all applicable income and employment Tax withholdings from deposits thereto with respect to the Optionholders and SAR holders.
          (f) Withholding Taxes. Notwithstanding any other provision in this Agreement, Parent, the Company, Sub, the Paying Agent (as defined in Section 1.9) and the Escrow Agent shall have the right to deduct and withhold Taxes (as defined in Section 2.11) from any payments to be made hereunder if such withholding is required by Law and to request and receive any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the Stockholders, Optionholders and SAR holders. To the extent that any of the aforementioned amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Stockholder, Optionholder, SAR holder, or other recipient of payments in respect of which such deduction and withholding was made.
          (g) Capital Stock of Sub. Each share of Common Stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.
     1.7 Calculation of Estimated and Final Adjusted Net Merger Consideration.

          (a) Calculation of Estimated Closing Net Working Capital. At least five (5) Business Days prior to the close of business on the Closing Date, the Company shall prepare and deliver to Parent an estimated unaudited balance sheet of the Company as of the close of business on the Closing Date (the “Closing Date Balance Sheet”), which shall include a statement setting forth the Company’s estimate of the Closing Net Working Capital (the “Estimated Closing Net Working Capital Statement”). The Estimated Closing Net Working Capital Statement shall fairly and accurately present the Company’s good faith best estimate (based on reasonable assumptions) of the Closing Net Working Capital without giving effect to the consummation of the Merger and the other transactions contemplated by this Agreement (unless otherwise specified herein). The estimated Closing Net Working Capital set forth in the Estimated Closing Net Working Capital Statement shall be referred to herein as the “Estimated Closing Net Working Capital.”
          (b) Calculation of Final Closing Net Working Capital.
               (i) Within ninety (90) calendar days following the Closing Date, Parent shall prepare (or cause to be prepared) and deliver to the Stockholder Representative a statement setting forth Parent’s calculation of the actual Closing Net Working Capital (the “Actual Closing Net Working Capital Statement”).
               (ii) The Stockholder Representative may dispute any item or amount set forth in the Actual Closing Net Working Capital Statement, at any time within thirty (30) calendar days following receipt of the Actual Closing Net Working Capital Statement, by delivering to Parent a written notice of such dispute (a “Notice of Dispute”) setting forth, in reasonable detail and to the extent practicable, (A) each item or amount so disputed by the Stockholder Representative, (B) the Stockholder Representative’s calculation of each such disputed item or amount, and (C) the Stockholder Representative’s calculation of the Closing Net Working Capital of the Company after giving effect to the Stockholder Representative’s calculation of each such disputed item or amount.
               (iii) If Parent shall not receive a Notice of Dispute from the Stockholder Representative delivered pursuant to and in accordance with Section 1.7(b)(ii) within the time period set forth therein, then (A) the Stockholder Representative shall be deemed to have irrevocably consented and agreed to each item and amount set forth in the Actual Closing Net Working Capital Statement delivered by Parent pursuant to Section 1.7(b)(i), and (B) for all purposes of and under this Agreement, the term “Actual Closing Net Working Capital” shall mean the Closing Net Working Capital, as set forth in the Actual Closing Net Working Capital Statement delivered by Parent pursuant to Section 1.7(b)(i). If Parent shall receive a Notice of Dispute from the Stockholder Representative delivered pursuant to and in accordance with Section 1.7(b)(ii) within the time period set forth therein, then Parent and the Stockholder Representative shall negotiate in good faith to resolve all disputed items and amounts set forth in the Notice of Dispute. In the event that Parent and the Stockholder Representative shall reach agreement, within thirty (30) calendar days following Parent’s receipt of a Notice of Dispute, on all disputed items and amounts set forth in such Notice of Dispute, then for all purposes of and under this Agreement, the term “Actual Closing Net Working Capital” shall mean the Closing Net Working Capital, as agreed upon by Parent and the Stockholder Representative. In the event that Parent and the Stockholder Representative are unable to reach agreement, within thirty (30) calendar days following Parent’s receipt of a Notice of Dispute, on all of the disputed items or amounts set forth in a Notice of Dispute, then:
                    (A) Parent and the Stockholder Representative shall execute a memorandum (the “Working Capital Memorandum”) setting forth (1) the resolved items and/or amounts, if any, and (2) the items or amounts included in the Notice of Dispute that remain in dispute following such good faith negotiations;
                    (B) Parent and the Stockholder Representative shall submit all remaining disputed items and amounts set forth in the Working Capital Memorandum to a “Big Four” accounting firm mutually agreeable to Parent and the Stockholder Representative (the “Independent Accounting Firm”) for resolution in accordance with the terms and conditions hereof. Each of the parties to this Agreement shall, and shall cause their respective affiliates and representatives to, provide full cooperation to the Independent Accounting Firm. The Independent Accounting Firm shall (1) act in its capacity as an expert and not as an arbitrator, (2) consider only those items and amounts identified in the Working Capital Memorandum as being in dispute between Parent and the Stockholder Representative, (3) be instructed to reach its conclusions regarding any such dispute within thirty (30) calendar days after its appointment and provide a written explanation of its decision, and (4) not (x) determine any liability claimed by the Stockholder Representative or asset claimed by Parent in an amount less than that claimed by such party, or (y) determine any asset claimed by the Stockholder Representative or liability claimed by Parent in an amount in excess of the amount claimed by such party. All expenses relating to the engagement of the Independent Accounting Firm shall be shared equally by Parent, on the one hand, and the Escrow Participants, on the other hand, from the Stockholder Representative Fund. The Independent Accounting Firm shall determine all disputed items and amounts and its decision in respect thereof shall be final and binding upon Parent and the Stockholder Representative; and
                    (C) For all purposes of and under this Agreement, the term “Actual Closing Net Working Capital” shall mean the Closing Net Working Capital, based upon (1) all amounts agreed upon by Parent and the Stockholder Representative in respect of any disputed items or amounts, as set forth in the Working Capital Memorandum, and (2) all other amounts determined by the Independent Accounting Firm pursuant to clause (B) of this Section 1.7(b)(iii).
               (iv) During the period of time from and after the date of the delivery of the Actual Closing Net Working Capital Statement to the Stockholder Representative until the Final Adjusted Net Merger Consideration has been finally determined pursuant to and in accordance with this Section 1.7(b), Parent shall provide the Stockholder Representative and accountants and counsel retained by the Stockholder Representative (subject to the execution and delivery of a customary confidentiality agreement, in form and substance reasonably acceptable to Parent) with reasonable access (including the right to inspect) during normal business hours to the working papers used by Parent (or accountants and counsel retained by it, and subject to the execution and delivery of a customary hold harmless or audit work paper access letter) to determine the Actual Closing Net

Working Capital Statement and shall use its commercially reasonable efforts to respond to inquiries from the Stockholder Representative regarding the Actual Closing Net Working Capital Statement.
     1.8 Parent’s Obligations Fulfilled. Notwithstanding anything herein to the contrary, before the Paying Agent or the Surviving Corporation shall make any payments hereunder to Stockholders/former Stockholders, Optionholders/former Optionholders and SAR holders/former SAR holders, the Stockholder Representative shall deliver to Parent and the Paying Agent a schedule (a “Payment Schedule”) setting forth (i) the name and address of each Stockholder/former Stockholder, Optionholder/former Optionholder and SAR holder/former SAR holder entitled to distribution of Merger Consideration, Option Merger Consideration and/or SAR Merger Consideration at such time and (ii) the amount of consideration to which each such Stockholder/former Stockholder, Optionholder/former Optionholder and SAR holder/former SAR holder is then entitled (and, with respect to payments to be made in connection with the Closing, the amount of any income or employment Tax withholding required under applicable Law), together with any supporting schedules and documentation (showing the number and type of securities held immediately prior to the Effective Time by each such holder, together with calculations of the amount then payable to such holder). The Stockholder Representative shall be responsible for instructing the Paying Agent and the Surviving Corporation as to the distribution of such amounts then deposited. Parent, the Paying Agent and the Surviving Corporation may rely on the instructions of the Stockholder Representative for distributions. Upon Parent making each aggregate payment required of it under this Agreement to the Paying Agent and the Surviving Corporation, Parent shall have fulfilled its obligations with respect to such payment. Neither Parent (including indirectly through the Surviving Corporation) nor the Paying Agent shall have any liability whatsoever with respect to the distribution of such payments among the Stockholders/former Stockholders, Optionholders/former Optionholders and SAR holders/former SAR holders of the Company in accordance with the instructions of the Stockholder Representative, provided, that there is no gross negligence, bad faith, or willful misconduct in connection with the distribution of such payments.
     1.9 Payment of Consideration; Surrender of Certificates.
          (a) Paying Agent. Parent, or an institution selected by Parent, shall serve as the paying agent (such institution, the “Paying Agent”) for the Merger (other than with respect to the Option Merger Consideration and the SAR Merger Consideration). The Surviving Corporation shall serve as the paying agent for the Option Merger Consideration and the SAR Merger Consideration, which shall be paid on the first administratively practicable payroll date after the Effective Time or the release of an amount thereof from the Escrow Fund, as the case may be.
          (b) Parent to Provide Consideration. Subject to the provisions of Section 6.3 hereof relating to escrow arrangements, promptly following the Effective Time, Parent shall make available cash in the form of immediately available funds, to (i) the Paying Agent for payment to the Stockholders pursuant to Section 1.6(b) hereof in exchange for outstanding shares of Company Common Stock and (ii) the Surviving Corporation for payment of the Option Merger Consideration and the SAR Merger Consideration payable to the Optionholders pursuant to Section 1.6(c) and the

SAR holders pursuant to Section 1.6(d); provided, however, that Parent shall deposit into (A) the Escrow Fund cash that comprises the Escrow Amount out of Merger Consideration, Option Merger Consideration and the SAR Merger Consideration otherwise deliverable to the Escrow Participants pursuant to Section 1.6 hereof and (B) the Stockholder Representative Fund cash that comprises the Stockholder Representative Amount (as reduced by all applicable income and employment Tax withholdings) out of the Merger Consideration, Option Merger Consideration and the SAR Merger Consideration otherwise deliverable to the Escrow Participants pursuant to Section 1.6 hereof. The Pro Rata Portion of the consideration comprising the Escrow Amount shall be deemed to be contributed to the Escrow Fund and the Pro Rata Portion of the consideration comprising the Stockholder Representative Amount (as reduced by all applicable income and employment Tax withholdings) shall be deemed to be contributed to the Stockholder Representative Fund with respect to each such Escrow Participant.
          (c) Exchange Procedures. On or promptly following the Effective Time but in any event no later than five (5) Business Days after the Effective Time, Parent shall (or shall cause the Paying Agent to) mail a letter of transmittal in substantially the form attached hereto as Exhibit D (the “Letter of Transmittal”) to each Stockholder at the address set forth opposite each such Stockholder’s name on the Payment Schedule. After receipt of such Letter of Transmittal, the Stockholders will surrender the certificates representing their shares of Company Common Stock (the “Company Stock Certificates”) to the Paying Agent for cancellation, and each of the Stockholders shall deliver a duly completed and validly executed Letter of Transmittal. Upon surrender of a Company Stock Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 1.9(e) hereof, the holder of such Company Stock Certificate shall be entitled to receive from the Paying Agent in exchange therefor, cash to which such holder is entitled pursuant to Section 1.6 hereof (less the Pro Rata Portion of the Escrow Amount to be deposited into the Escrow Fund and the Pro Rata Portion of the Stockholder Representative Amount to be deposited into the Stockholder Representative Fund with respect to such Stockholder), and the Company Stock Certificate so surrendered shall be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the applicable portion of the Merger Consideration pursuant to Section 1.6 hereof in exchange for shares of Company Common Stock (without interest) into which such shares of Company Common Stock shall have been so converted. No portion of the Merger Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Common Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate pursuant hereto.
          (d) Post-Closing Payment Based on Final Adjusted Net Merger Consideration. If the Final Adjusted Net Merger Consideration is less than the Estimated Adjusted Net Merger Consideration (such difference, the “Shortfall Amount”), as soon as reasonably practicable following the determination of the Final Adjusted Net Merger Consideration pursuant to Section 1.7 hereof (and in any event within five (5) Business Days thereafter), Parent and the Stockholder

Representative shall jointly instruct the Escrow Agent to promptly release from the Escrow Fund and deliver to Parent an amount in cash equal to the Shortfall Amount (without regard to the Threshold Amount).
          (e) Transfers of Ownership. If any cash amounts are to be disbursed pursuant to Section 1.6 hereof to a person other than the person or entity whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the disbursement of such cash amounts to a person other than the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.
          (f) Paying Agent to Return Merger Consideration. At any time following the last day of the six (6) month period following the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to Parent or its designated successor or assign all cash amounts that have been deposited with the Paying Agent pursuant to Section 1.9 hereof, and any income or proceeds thereof, not disbursed to the holders of Company Stock Certificates pursuant to Section 1.9(c) hereof, and thereafter the holders of Company Stock Certificates shall be entitled to look only to Parent (subject to the terms of Section 1.9(g) hereof) only as general creditors thereof with respect to any and all amounts that may be payable to such holders of Company Stock Certificates pursuant to Section 1.6 hereof upon the due surrender of such Company Stock Certificates in the manner set forth in Section 1.9(c) hereof.
          (g) No Liability. Notwithstanding anything to the contrary in this Section 1.9, neither the Paying Agent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
     1.10 No Further Ownership Rights in Company Common Stock. The cash paid in respect of the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.
     1.11 Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that the Paying Agent may, in its discretion and as a condition precedent to the issuance thereof, require the

Stockholder who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such amount as it may reasonably direct or (ii) provide an indemnification agreement in a form and substance reasonably acceptable to the Paying Agent, against any claim that may be made against Parent or the Paying Agent with respect to the certificates alleged to have been lost, stolen or destroyed. Any Stockholder complying with the provisions of this Section 1.11 shall be deemed to have surrendered such lost, stolen or destroyed Company Stock Certificate for all purposes hereunder, including for purposes of receiving the cash to which such Stockholder is entitled pursuant to Section 1.6 hereof (less the Pro Rata Portion of the Escrow Amount to be deposited into the Escrow Fund and the Pro Rata Portion of the Stockholder Representative Amount to be deposited into the Stockholder Representative Fund with respect to such Stockholder, if applicable).
     1.12 Payments at Closing. Promptly following the Closing, the Company or the Surviving Corporation shall pay all Third Party Expenses of the Company to the extent that they have not been paid at or prior to the Closing.
     1.13 Distribution of Cash. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that the Company may distribute some Cash to the Stockholders on a pro rata basis at or prior to the Closing.
     1.14 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Sub, and the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.
     1.15 Tax Consequences. The parties intend the Merger to be a taxable sale of the Company shares by the Stockholders.
Article II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to Parent and Sub, subject to such exceptions as are disclosed in the disclosure schedule supplied by the Company to Parent (the “Disclosure Schedule”) and dated as of the date hereof (referencing the appropriate section and paragraph numbers, provided that the disclosures in any section or paragraph of the Disclosure Schedule shall qualify other sections and paragraphs of the Disclosure Schedule to the extent that it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and paragraphs), on the date hereof and as of the Effective Time, as though made at the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date), as follows (references to “Company” in this Article II shall refer, wherever not inappropriate by reference to the context, to the Company and each Company Subsidiary):

     2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under Utah Law. The Company has the corporate power to own its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which such qualification or licensure is required by Law, except for those jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually, or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary has made available to Parent a true and correct copy of its articles of incorporation and bylaws or comparable governing documents, each as amended to date and in full force and effect on the date hereof (collectively, the “Charter Documents”). Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof. Except as set forth on Section 2.1 of the Disclosure Schedule, the operations now being conducted by the Company are not now and have never been conducted by the Company under any other name. Section 2.1 of the Disclosure Schedule also lists (i) each jurisdiction in which the Company is qualified or licensed to do business and (ii) every state or foreign jurisdiction in which the Company has employees or facilities.
     2.2 Company Capital Structure.
          (a) The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, of which 3,141,018 shares are issued and outstanding as of the date hereof. The Company Common Stock is held by the persons with the domicile addresses and in the numbers of shares set forth in Section 2.2(a)(i) of the Disclosure Schedule. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents of the Company, or any agreement to which the Company is a party or by which it is bound, and together with all Company Options and Company SARs have been issued in compliance with all applicable federal and state securities Laws. Except as set forth in Section 2.2(a) of the Disclosure Schedule, there are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock. The Company has no capital stock other than the Company Common Stock authorized, issued or outstanding and the Company has no Company Common Stock that is unvested.
          (b) Except for the Plan or as set forth in Section 2.2(b)(i) of the Disclosure Schedule, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any person. The Company has reserved 3,220,898 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the exercise of options or stock appreciation rights granted under the Plan or any other plan, agreement or arrangement (whether written or oral, formal or informal), of which 2,044,910 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options. Except for the Company Options and Company SARs set forth in Section 2.2(b)(ii) of the Disclosure Schedule (such schedule to contain, for each holder of Company Options or Company SARs, the name and address of such holder, the number of shares of Company Common Stock issuable upon exercise of such Company Options held by such holder, the aggregate amount of cash payable upon exercise of such Company SARS, and the exercise price of such Company Options), there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company Common Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for the Company’s SARs, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting securities of the Company. Except as set forth in Section 2.2(b)(iii) of the Disclosure Schedule, there are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Common Stock.
     2.3 Subsidiaries. Section 2.3 of the Disclosure Schedule lists each of the Company’s subsidiaries as of the date hereof (each, a “Company Subsidiary”), the jurisdiction of incorporation of each such Company Subsidiary, and the Company’s equity interest therein. Each Company Subsidiary is wholly owned by the Company. Neither the Company nor any Company Subsidiary has agreed, is obligated to make, or is bound by any Contract under which it may become obligated to make any future investment in, or capital contribution to, any other entity. Except for the Company Subsidiaries and as set forth in Section 2.3 of the Disclosure Schedule, neither the Company nor any Company Subsidiary directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any person.
     2.4 Authority.
          (a) The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. Subject to obtaining the requisite approval of this Agreement by the Stockholders (the “Sufficient Stockholder Vote”), the execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement has been unanimously approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies; provided, however, that the Articles of Merger will not be effective until filed with the Division of Corporations and Commercial Code of the State of Utah.
          (b) Parent has been provided the opportunity to review any materials to be submitted to the Stockholders in connection with the solicitation of their approval of this Agreement (the “Soliciting Materials”), which includes the unanimous recommendation of the Board of Directors of the Company in favor of this Agreement.
     2.5 No Conflict.
          (a) Except as set forth on Section 2.5(a) of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any right or benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents, (ii) any Material Contract (as defined in Section 2.15 hereof), or (iii) any Law applicable to the Company or any of its properties (whether tangible or intangible) or assets.
          (b) Section 2.5(b) of the Disclosure Schedule sets forth a list of all necessary consents, waivers and approvals of parties to any Material Contract as are required thereunder in connection with the Merger, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company under such Material Contracts from and after the Effective Time; provided, however, that the foregoing representation shall not be deemed breached as a result of the operation of provisions contained in any agreement to which Parent is a party but to which the Company is not. No party to any Material Contract listed on Section 2.5(b) of the Disclosure Schedule, conditioned its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Material Contracts listed on Section 2.5(b) of the Disclosure Schedule.
     2.6 Governmental Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental or regulatory authority, instrumentality, agency or commission (each, a “Governmental Entity”), is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for the filing of the Articles of Merger with the Division of Corporations and Commercial Code of the State of Utah.
     2.7 Company Financial Statements. Section 2.7 of the Disclosure Schedule sets forth the Company’s (i) audited balance sheets as of December 31, 2007 and 2008, and the consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month periods ended December 31, 2007 and 2008 (the “Audited Year-End Financials”), and (ii) unaudited balance sheets as of October 31, 2008 and October 31, 2009 (the latter such date, the “Balance Sheet Date”), and the related unaudited statement of income, cash flow and stockholders’ equity for the ten month periods then ended (the “Interim Financials”). The Audited Year-End Financials and the Interim Financials (collectively referred to as the “Financials”) are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and are consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Company has identified all uncertain tax positions contained in all Returns of the Company or any Company Subsidiary, and has established adequate reserves and made any appropriate disclosures in the Financial Statements in accordance with the requirements of Financial Interpretation No. 48 of FASB Statement No. 109. The Financials fairly present the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are described in Section 2.7 of the Disclosure Schedule. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”
     2.8 No Undisclosed Liabilities. Except as set forth in Section 2.8 of the Disclosure Schedule, the Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise, required to be reflected in financial statements in accordance with GAAP, which individually or in the aggregate (i) has not been reflected in the Current Balance Sheet, or (ii) has not arisen in the ordinary course of business, consistent with past practices, since the Balance Sheet Date in an amount that does not exceed $25,000 in any one case or $100,000 in the aggregate. The aggregate amount of the Company’s indebtedness for borrowed money outstanding on the date hereof is $0.
     2.9 Internal Controls. The Company maintains books and records reflecting its assets and liabilities accurately in all material respects and maintains internal accounting controls which provide reasonable assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s consolidated assets; (iii) the reporting of the Company’s assets is compared with existing assets as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s consolidated assets; (iv) accounts, notes and other receivables and inventory are recorded accurately in all material respects, and procedures are implemented to effect the collection thereof on a timely basis; and (v) there are procedures in place regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets. As of the date of this Agreement, to the Company’s Knowledge, there has been no fraud, whether or not material, that involved management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting.

     2.10 No Changes. Except as provided in Section 2.10 of the Disclosure Schedule, since the Balance Sheet Date through the date of this Agreement, there has not been, occurred or arisen any:
          (a) transaction by the Company except in the ordinary course of business, consistent with past practices, as conducted on the Balance Sheet Date;
          (b) amendments or changes to the Charter Documents of the Company;
          (c) third party capital expenditure or commitment by the Company exceeding $50,000 in the aggregate;
          (d) payment, discharge or satisfaction of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company), other than (i) payments, discharges or satisfactions in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the Current Balance Sheet or (ii) incurred in the ordinary course of business, consistent with past practices, since the Balance Sheet Date;
          (e) destruction of, damage to, or loss of any material assets (whether tangible or intangible), or loss of any material customer of the Company (whether or not covered by insurance);
          (f) claims raised by any individuals or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company;
          (g) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;
          (h) adoption of or change in any Tax (as defined in Section 2.11) election or any Tax accounting method, entering into any closing agreement with respect to Taxes, settlement or compromise of any Tax claim or assessment, or extension or waiver of the limitation period applicable to any Tax claim or assessment;
          (i) material revaluation by the Company of any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;
          (j) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Common Stock, or any split, combination or reclassification in respect of any shares of Company Common Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Common Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

          (k) increase in the salary or other compensation payable or to become payable by the Company to any of its respective officers, directors, employees, consultants or advisors, or the declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such person;
          (l) entry into a Material Contract, termination or extension of a Material Contract, or a material amendment or modification of the terms of any Material Contract;
          (m) sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company outside of the ordinary course of business, consistent with past practices, including the sale of any accounts receivable of the Company, or any creation of any security interest in such assets or properties;
          (n) loan by the Company to any person or entity, or purchase by the Company of any debt securities of any person or entity, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;
          (o) incurrence by the Company of any indebtedness for borrowed money, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;
          (p) waiver or release of any material right or claim of the Company, including any write-off or other compromise of any material account receivable of the Company;
          (q) commencement or settlement of any lawsuit by the Company, the commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company;
          (r) notice of any claim or potential claim of ownership, interest or right by any person other than the Company or a Company Subsidiary of the Company Intellectual Property (as defined in Section 2.14 hereof) or of infringement by the Company of any other person’s Intellectual Property Rights (as defined in Section 2.14 hereof);
          (s) issuance or sale, or contract or agreement to issue or sell, by the Company of any shares of Company Common Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Common Stock or any securities, warrants, options or rights to purchase any of the foregoing, except for issuances of options under the Plan and issuances of Company Common Stock upon the exercise of options issued under the Plan;
          (t) of the following, other than in connection with agreements entered into in the ordinary course of business, consistent with past practice, on the Company’s standard form without material modification: (i) sale or license of any Company Intellectual Property to, or execution, material modification or material amendment of any agreement with respect to any Company Intellectual Property with, any person or entity, (ii) purchase or license of any third-party Intellectual Property Rights from, or execution, material modification or material amendment of any agreement with respect to any third-party Intellectual Property Rights with, any person or entity, (iii) agreement, or material modification or material amendment of an existing agreement, with respect to the development of any Content & Technology or Intellectual Property Rights, with a third party, or (iv) material change in pricing or royalties set or charged by the Company to its licensees, or in pricing or royalties set or charged by persons who have licensed Content & Technology or Intellectual Property Rights to the Company;
          (u) agreement or material modification to any agreement pursuant to which any other party was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any Company Product;
          (v) event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect;
          (w) lease, license, sublease or other occupancy of any Leased Real Property (as defined in Section 2.13 hereof) by the Company; or
          (x) agreement by the Company to do any of the things described in the preceding clauses (a) through (w) of this Section 2.10 (other than the execution of this Agreement and the Related Agreements to which the Company is a party).
     2.11 Tax Matters.
          (a) Definition of Taxes. For purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as social security charges (including health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.11(a) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.11(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

          (b) Tax Returns and Audits. Except as set forth in Section 2.11(b) of the Disclosure Schedule:
               (i) Each of the Company and each Company Subsidiary has (a) prepared and timely filed all required U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company, any Company Subsidiary or any of their respective operations and such Returns have been completed in accordance with applicable Law in all material respects and (b) timely paid all Taxes it is required to pay.
               (ii) Each of the Company and each Company Subsidiary has paid or withheld with respect to their respective Employees, Stockholders, creditors and other third parties, all U.S. federal, state and non-U.S. income taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be paid or withheld, and has timely paid over any such withheld Taxes to the appropriate authorities.
               (iii) Neither the Company nor any Company Subsidiary has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed in writing against the Company or any Company Subsidiary, nor has the Company or any Company Subsidiary executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
               (iv) No audit or other examination of or proceeding with respect to any Return of the Company or any Company Subsidiary is presently in progress, and neither the Company or any Company Subsidiary has been notified in writing of or expects to receive any request for such an audit or other examination or proceeding. No adjustment relating to any Return filed by the Company or any Company Subsidiary has been proposed in writing by any Tax authority to the Company, any Company Subsidiary or any representative thereof. No written claim has ever been made by a taxing authority that the Company or any Company Subsidiary is or may be subject to taxation in a jurisdiction in which it does not file Returns.
               (v) As of the date of the Current Balance Sheet, neither the Company nor any Company Subsidiary had any Liabilities for unpaid Taxes which had not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any Company Subsidiary has incurred any Liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business, consistent with past practices.
               (vi) The Company has made available to Parent or its legal counsel, copies of all Tax Returns for the Company and each Company Subsidiary filed for all periods with respect to which the statute of limitations has not expired.

               (vii) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company or any Company Subsidiary relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.
               (viii) Neither the Company nor any Company Subsidiary has (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company), (b) ever been a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement, nor does the Company or any Company Subsidiary owe any amount pursuant to such agreement or arrangement, (c) any liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. law (including any arrangement for group or consortium relief or similar arrangement)), as a transferee or successor, by operation of law, by contract or agreement, or otherwise and (d) never been a party to any joint venture, partnership or other arrangement that, to the Company’s Knowledge, could be treated as a partnership for Tax purposes.
               (ix) The Company has not been a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code during any applicable period of determination specified in Section 897(c) of the Code.
               (x) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
               (xi) Neither the Company nor any Company Subsidiary has engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b), including a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).
               (xii) Neither the Company nor any Company Subsidiary will be required to include any income or gain or exclude any deduction or loss from Taxable income for any taxable period or portion thereof after the Closing Date as a result of any (a) change in method of accounting for any taxable period or portion thereof ending on or prior to the Closing Date, (b) closing agreement under Section 7121 of the Code executed prior to the Closing, (c) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated prior to the Closing (or in the case of each of (a), (b) and (c), under any similar provision of applicable Law), (d) installment sale or open transaction disposition consummated prior to the Closing or (e) prepaid amount received prior to Closing, other than prepaid amounts included in Liabilities in the Closing Date Balance Sheet.
               (xiii) Each of the Company and each Company Subsidiary uses the accrual method of accounting for Tax purposes.

               (xiv) Neither the Company nor any Company Subsidiary is subject to Tax in a country other than the United States.
               (xv) The Company and each Company Subsidiary is in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (“Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.
               (xvi) The Company and each Company Subsidiary is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating their transfer pricing practices and methodology. The prices for any property or services (or for the use of any property) provided by or to the Company or any Company Subsidiary are arm’s length prices for purposes of the applicable transfer pricing laws.
          (c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company is a party, including the provisions of this Agreement, covering any Employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code.
          (d) 409A. Except as set forth in Section 2.11(d) of the Disclosure Schedule, each Company Employee Plan or Employee Agreement that is a nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) has complied in all material respects with Section 409A of the Code and all applicable IRS guidance issued with respect thereto. Except as set forth in Section 2.11(d) of the Disclosure Schedule, each outstanding Company Option, stock appreciation right, or other similar right to acquire Company Common Stock or other equity of the Company, granted to or held by an individual or entity who is or may be subject to United States taxation, (1) has an exercise price that that is not less than the fair market value of the underlying equity as of the date such Company Option, stock appreciation right or other similar right was granted, (2) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option, stock appreciation right or other similar right, (3) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of Section 409A and the proposed or final regulations or other IRS guidance issued with respect thereto), and (4) has been properly accounted for in accordance with GAAP in the Financials. No Company SARs have been granted as a replacement for, or in exchange for, any expiring stock options in a manner that could be considered an “extension” of such stock option under Section 409A of the Code (i.e., granted for the purpose of deferring an amount equal to the aggregate spread of such expiring option into a tax year occurring after such stock option has expired).
     2.12 Restrictions on Business Activities. Except as set forth in Section 2.12 of the Disclosure Schedule, there is no agreement (non-competition or otherwise), commitment, judgment,

injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, except as set forth in Section 2.12 of the Disclosure Schedule, the Company has not entered into any agreement which has or may reasonably be expected to have the effect of prohibiting or impairing the Company from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the information technology research & advisory, consulting and events markets.
     2.13 Title to Properties; Absence of Liens and Encumbrances.
          (a) The Company does not own any real property, nor has the Company ever owned any real property. Section 2.13(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company for the operation of its business other than home offices maintained by employees of the Company (the “Leased Real Property”) and each lease, sublease, license or other occupancy agreement relating to the Leased Real Property to which the Company or any Company Subsidiary is a party or by which it is bound, the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto (the “Lease Agreements”). All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default by the Company or any Company Subsidiary, no rentals are past due, or event of default (or event which with notice or lapse of time, or both, would constitute a default). The Company has not received any written notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn.
          (b) The Leased Real Property is in good operating condition and repair (subject to normal wear and tear) and suitable for the conduct of the business as presently conducted. Neither the operation of the Company on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon. The Company does not owe any brokerage commissions or finders fees with respect to any Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements. The Company has performed in all material respects all of its obligations under any termination agreements pursuant to which it has terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and has no continuing liability with respect to such terminated agreements.

          (c) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby (collectively, “Permitted Liens”).
          (d) All equipment owned or leased by the Company currently in use and necessary for the conduct of its business as presently conducted is in good operating condition, subject to normal wear and tear.
     2.14 Intellectual Property.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               (i) “Content & Technology” shall mean any or all of the following: (A) research content and information offerings, including research content and information offerings presented in the form of reports, briefings, updates and related tools, (B) other works of authorship, including computer programs, source code, and executable code, whether embodied in software or otherwise, architecture, documentation, designs, files, records, databases, and data, (C) inventions (whether or not patentable), discoveries, improvements, and technology, (D) proprietary and confidential information, trade secrets and know how, (E) databases, data compilations and collections and technical data, (F) domain names, web addresses and sites, including client-specific portals, (G) tools, methods and processes, including research methodologies, and (H) any and all embodiments of the foregoing in any form and embodied in any media.
               (ii) “Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (A) patents and patent applications of any kind (collectively, the “Patents”), (B) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (C) the protection of trade and industrial secrets and confidential information, (D) logos, trademarks, trade names and service marks, and (E) any other proprietary rights relating to Content & Technology, including any analogous rights to those set forth above.
               (iii) “Company Intellectual Property” shall mean any and all Content & Technology and Intellectual Property Rights that are owned by or exclusively licensed to the Company.
               (iv) “Registered Intellectual Property Rights” shall mean any and all Intellectual Property Rights that have been registered, applied for, filed, certified or otherwise perfected, issued, or recorded with or by any state, government or other public or quasi-public legal authority.

               (v) “Shrink-Wrap Code” shall mean off-the-shelf commercially available software where available for a cost of not more than $50,000 in the aggregate for all users and workstations.
          (b) Section 2.14(b) of the Disclosure Schedule lists all Registered Intellectual Property Rights owned by, or filed in the name of, the Company (the “Company Registered Intellectual Property Rights”) and any material proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property.
          (c) Each item of Company Registered Intellectual Property Rights is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property Rights. There are no actions that must be taken by the Company within two months following the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property Rights. In each case in which the Company has acquired any Registered Intellectual Property Rights or any other material Intellectual Property Rights from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all such Intellectual Property Rights to the Company, and, to the extent allowed by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant Governmental Entities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.
          (d) Except as set forth in Section 2.14(d) of the Disclosure Schedule, all Company Intellectual Property is fully transferable and licensable by the Company.
          (e) Each item of Company Intellectual Property, including all Company Registered Intellectual Property Rights listed in Section 2.14(b) of the Disclosure Schedule, and all Content & Technology and Intellectual Property Rights licensed to the Company, is free and clear of any Liens (other than Permitted Liens and those Liens set forth on Section 2.14(e) of the Disclosure Schedule). Except as set forth in Section 2.14(e) of the Disclosure Schedule, the Company is the exclusive owner or exclusive licensee of all Company Intellectual Property.
          (f) The Company Intellectual Property, together with Content & Technology and Intellectual Property Rights non-exclusively licensed to the Company pursuant to the non-exclusive in-bound licenses listed in Sections 2.14(f) and 2.14(r)(i) of the Disclosure Schedule, constitutes all of the Content & Technology and Intellectual Property Rights used in or necessary to the conduct of the business of the Company as it currently is conducted, including, the design, development, use, branding, advertising, promotion, marketing, distribution and sale of any Company Product.
          (g) Except as set forth in Section 2.14(g) of the Disclosure Schedule or as described in the Material Contracts, no third party that has licensed Content & Technology or Intellectual Property Rights to the Company has ownership rights or license rights to improvements or derivative works made by the Company in such Content & Technology or Intellectual Property Rights that have been licensed to the Company.
          (h) There are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property or other Content & Technology or Intellectual Property Rights used in and/or necessary to the conduct of the business as it is currently conducted under which there is any material dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder.
          (i) Except as set forth in Section 2.14(i) of the Disclosure Schedule, neither the Company Intellectual Property nor the operation of the business of the Company as it has been conducted and is currently conducted, including the design, development, use, branding, advertising, promotion, marketing, distribution and sale of any Company Products of the Company infringes or misappropriates any Intellectual Property Rights of any person, violates any right of any person (including any right to privacy or publicity), or constitutes unfair competition or trade practices under the Laws of any jurisdiction. Except as set forth in Section 2.14(i) of the Disclosure Schedule, the Company has not received written notice from any person claiming that such operation or any act, any product, technology or service (including products, technology or services currently under development) or Content & Technology of the Company infringes or misappropriates any Intellectual Property Rights of any person, violates any rights of any person, or constitutes unfair competition or trade practices under the Laws of any jurisdiction.
          (j) Except as set forth in Section 2.14(j) of the Disclosure Schedule, neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or the Surviving Corporation by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in: (i) Parent, the Surviving Corporation, the Company or any Company Subsidiary granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to Parent, the Surviving Corporation, the Company or any Company Subsidiary, (ii) Parent, the Surviving Corporation or any of their subsidiaries, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, or (iii) Parent, the Surviving Corporation or any of their subsidiaries being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby; provided, however, that the representations made in this Section 2.14(j) shall not be deemed breached as a result of the operation of provisions contained in any agreement to which Parent is a party but to which the Company is not or by any actions taken by the Parent or the Surviving Corporation.
          (k) To the Knowledge of the Company, no person or entity has infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property.
          (l) The Company has taken commercially reasonable steps to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant, and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard form (as set forth in Exhibit E attached hereto), and, except as set forth in Section 2.14(l) of the Disclosure Schedule, all current employees, consultants and contractors of the Company, and all former employees, consultants and contractors of the Company whose engagement began after January 1, 2005, have executed such an agreement in substantially the Company’s standard form.
          (m) Except as set forth in Section 2.14(m) of the Disclosure Schedule, no Company Intellectual Property, product, technology, or service of the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.
          (n) No (i) Company Product, (ii) material published or distributed by the Company, or (iii) conduct or statement of the Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any Laws.
          (o) No government funding, facilities or resources of a university, college, other educational institution or research center was used in the development of the Company Intellectual Property and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property. No rights have been granted to any Governmental Entity with respect to any Company Product or Content & Technology, or under any Company Intellectual Property, other than standard commercial rights as are granted by the Company to commercial end users of the Company Products in the ordinary course of business, consistent with past practices. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.
          (p) The Company has complied with all applicable Laws and its internal privacy policies relating to the privacy of users of its products, services, and Web sites, and also the collection, storage, and transfer of any personally identifiable information collected by or on behalf of the Company. The execution, delivery and performance of this Agreement complies with all applicable Laws relating to privacy and the Company’s privacy policies. True and correct copies of all applicable privacy policies are attached to Section 2.14(p) of the Disclosure Schedule, and the Company has at all times made all disclosures to users or customers required by applicable Laws and none of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate, misleading or deceptive or in violation of any applicable Laws.
          (q) Except as set forth in Section 2.14(q) of the Disclosure Schedule, the Company has not disclosed, delivered or licensed to any person or entity, agreed to disclose, deliver or license to any person or entity, or permitted the disclosure or delivery to any escrow agent or other person or entity of any source code owned by the Company or used in its business (“Company Source Code”). Company Source Code means any software source code or related proprietary or confidential information or algorithms of any Company Intellectual Property.
          (r) Section 2.14(r)(i) of the Disclosure Schedule lists all software or other material that is distributed as “freeware,” “free software,” “open source software” or under a similar licensing or distribution model (including the GNU General Public License) that the Company uses or that is incorporated into, combined with, or distributed in conjunction with any Company Products (“Incorporated Open Source Software”) and identifies the license governing its use.
          (s) Section 2.14(s) of the Disclosure Schedule lists all industry standards bodies and similar organizations of which the Company is a member, to which it has been a contributor or in which it has been a participant. The Company is not and never was a member in, a contributor to, or participant in any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other person any license or right to any Content & Technology or Intellectual Property Rights.
     2.15 Agreements, Contracts and Commitments.
          (a) Except as set forth in Section 2.15 of the Disclosure Schedule (specifying the appropriate subparagraph), the Company is not a party to, nor is it bound by any of the following (each, a “Material Contract”):
               (i) any employment, contractor or consulting agreement, contract or commitment with an employee or individual consultant, contractor or salesperson, or consulting, services or sales agreement, contract, or commitment that is either (a) not terminable by the Company at will and without penalty, or (b) requires payments by the Company in any calendar year in excess of $50,000;
               (ii) other than the Plan and agreements entered into thereunder in connection with Company Options and Company SARs, any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
               (iii) any fidelity or surety bond or completion bond;
               (iv) any lease of personal property or equipment requiring payments by the Company in excess of $50,000 individually or $250,000 in the aggregate in any calendar year;
               (v) any agreement of indemnification or guaranty, other than indemnification and similar provisions contained in any agreement entered into in the ordinary course of business, consistent with past practice, on the Company’s standard form without material modification;
               (vi) any agreement, contract or commitment relating to capital expenditures and involving payments by the Company in excess of $50,000 individually or $250,000 in the aggregate in any calendar year;
               (vii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business, consistent with past practices;
               (viii) any mortgages, indentures, guaranties, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;
               (ix) any purchase order, contract or other commitment obligating the Company to purchase materials or services at a cost in excess of $50,000 individually or $250,000 in the aggregate in any calendar year;
               (x) any agreement containing covenants or other obligations granting or containing any current or future commitments regarding exclusive rights, non-competition, “most favored nations,” restriction on the operation or scope of its businesses or operations, or similar terms;
               (xi) any agreement providing a customer with refund rights other than provisions contained in any agreement entered into in the ordinary course of business, consistent with past practice, on the Company’s standard form without material modification;
               (xii) any dealer, distribution, marketing, development or joint venture agreement which requires payment by the Company in excess of $50,000 individually or $250,000 in the aggregate in any calendar year;

               (xiii) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, distributor, reseller, or independent software vendor, or other agreement for use or distribution of any Company Product;
               (xiv) any other contracts and licenses pursuant to which the Company has granted rights to any third party in any Company Product that involves payment to the Company in excess of $50,000 individually;
               (xv) any contracts, licenses and agreements to which the Company is a party with respect to any Content & Technology or Intellectual Property Rights, including any in-bound licenses, out-bound licenses and cross-licenses, but excluding (A) Shrink Wrap Code that is neither (1) incorporated into, or combined or distributed in conjunction with any Company Product, nor (2) used in connection with the development, support or maintenance of any Company Product, and (B) standard, end-user customer agreements entered in the ordinary course of business; or
               (xvi) any other agreement, contract or commitment that requires payment by the Company in any calendar year in excess of $50,000 and is not cancelable by the Company without penalty within ninety (90) days.
          (b) Except as set forth in Section 2.15(b)(i) of the Disclosure Schedule, the Company is in compliance in all material respects with, and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor does the Company have any Knowledge of any event that it understands would constitute such a material breach, violation or default with the lapse of time, giving of notice or both. Except as set forth in Section 2.15(b)(i) of the Disclosure Schedule, each Material Contract is in full force and effect, and the Company is not subject to any default thereunder, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any such Material Contract subject to any default thereunder. There is no material dispute regarding any Material Contract, or the performance of any Material Contract, including with respect to payments to be made or received by the Company thereunder. Except as set forth in Section 2.15(b)(ii) of the Disclosure Schedule, no Material Contract will terminate, or may be terminated by either party, solely by the passage of time or at the election of either party within ninety (90) days after the Closing. To the Knowledge of the Company, no party to a Material Contract has provided the Company with notice of their intention to terminate such Material Contract with the Company or to materially reduce the volume of business such party conducts with the Company, whether as a result of the Merger or otherwise.
     2.16 Interested Party Transactions. Except as set forth in Section 2.16 of the Disclosure Schedule, no officer, director or Stockholder of the Company (nor, to the Knowledge of the Company, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has directly or indirectly, (i) an interest in any entity which furnishes or sells or licenses, services, products, Content & Technology or Intellectual Property Rights that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) a beneficial interest in any Material Contract to which the Company is a party (other than in such person’s capacity as a stockholder, director, officer or employee of the Company); provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.16. Except as set forth in Section 2.16 of the Disclosure Schedule, no Stockholder has any loans outstanding from the Company except for business travel expenses in the ordinary course of business, consistent with past practices, to employees of the Company.
     2.17 Governmental Authorization. Each material consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s business as currently conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company, as the case may be. The Company Authorizations are in full force and effect.
     2.18 Litigation. Except as set forth in Section 2.18 of the Disclosure Schedule, there is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, its properties (tangible or intangible) or any of its officers or directors in their capacity as such. Except as set forth in Section 2.18 of the Disclosure Schedule, there is no investigation, audit, or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company, any of its properties (tangible or intangible) or any of its officers or directors in their capacity as such by or before any Governmental Entity. No Governmental Entity has at any time challenged or, to the Knowledge of the Company, questioned the legal right of the Company to conduct its operations as presently conducted. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against any individual or entity who has a contractual right or a right pursuant to Utah law to indemnification from the Company related to facts and circumstances existing prior to the Effective Time, nor are there, to the Knowledge of the Company, any facts or circumstances that would reasonably give rise to such an action, suit, claim or proceeding.
     2.19 Minute Books. The minutes of the Company made available to counsel for Parent contain materially complete and accurate records of all actions taken, and summaries of all meetings held, by the stockholders, the Board of Directors of the Company and each of the Company Subsidiaries (and any committees thereof).
     2.20 Environmental Matters. The Company: (i) has not received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) has not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any material liability or corrective or remedial obligation under any Environmental Laws; (iii) has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials related activities of the Company; and (iv) has made available to Parent all records in the Company’s possession concerning the Hazardous Materials activities of the Company and all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company, or otherwise in the possession of the Company. To the Knowledge of the Company, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company such as could give rise to any material liability or corrective or remedial obligation of the Company under any Environmental Laws.
     2.21 Brokers’ and Finders’ Fees; Third Party Expenses. Except as set forth in Section 2.21 of the Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby.
     2.22 Employee Benefit Plans and Compensation.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               (i) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation.
               (ii) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
               (iii) “DOL” shall mean the United States Department of Labor.
               (iv) “Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company, or any ERISA Affiliate.
               (v) “Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including any offer letter or any agreement providing for acceleration of Company Options or Company

Common Stock that is unvested, or any other agreement providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee, and which the Company or any ERISA Affiliate has or may have any liability or obligation.
               (vi) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
               (vii) “ERISA Affiliate” shall mean any Company Subsidiary or other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
               (viii) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.
               (ix) “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
               (x) “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States.
               (xi) “IRS” shall mean the United States Internal Revenue Service.
               (xii) “PBGC” shall mean the United States Pension Benefit Guaranty Corporation.
               (xiii) “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
          (b) Schedule. Section 2.22(b)(1) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company has not established any plan or made any commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement in any material respect (except to the extent required by Law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. Section 2.22(b)(2) of the Disclosure Schedule sets forth a table setting forth for each employee such employee’s name, hiring date, current annual salary, commissions, bonus and accrued but unpaid vacation balances of each employee of the Company as of November 30, 2009. To the Knowledge of the Company, no employee listed on Section 2.22(b)(2) of the Disclosure Schedule intends to terminate his or her employment within twelve (12) months after Closing. Section 2.22(b)(3) of the Disclosure

Schedule contains an accurate and complete list of all persons that have a consulting or advisory relationship with the Company.
          (c) Documents. The Company has made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company, (vii) all material correspondence to or from any Governmental Entity relating to any Company Employee Plan within the past six (6) years, (viii) all model COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years, and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.
          (d) Employee Plan Compliance. The Company and each ERISA Affiliate has performed all material obligations required to be performed by it under each Company Employee Plan and, as of the date hereof, the Company does not have Knowledge of any material default or violation by any other party to any Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter valid as to the Company, if applicable) with respect to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to the Company or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any material penalty or Tax with respect to any

Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.
          (e) No Pension Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Title IV of ERISA or Section 412 of the Code.
          (f) No Self-Insured Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established sponsored, participated in or contributed to any self-insured medical plan that provides material benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).
          (g) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any “multiemployer plan,” as defined in Section 3(37) of ERISA. Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.
          (h) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other material retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and to the Knowledge of the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other material retiree employee welfare benefits, except to the extent required by statute.
          (i) Effect of Transaction. Except as set forth in Section 2.22(i) of the Disclosure Schedule and as expressly contemplated by this Agreement, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or could reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.
          (j) Section 280G. There is no agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code as a result of the transactions contemplated by this Agreement. There is no contract, agreement, plan or arrangement to which the

Company or any ERISA Affiliate is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.
          (k) Employment Matters. The Company: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, bonuses, benefits, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims, audits, investigations, or administrative matters pending or, to the Knowledge of the Company, threatened, against the Company or any of its Employees relating to any Employee. There are no pending or, to the Knowledge of the Company, threatened, claims or actions against the Company or any Company trustee under any worker’s compensation policy. The services provided by the Company’s and its ERISA Affiliates’ Employees is terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate. Section 2.22(k) of the Disclosure Schedule lists all material liabilities of the Company to any Employee, that result from the termination by the Company or any Company Subsidiary of such Employee’s employment or provision of services, a change of control of the Company, or a combination thereof. The Company does not have any material liability with respect to any misclassification of: (a) any person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.
          (l) Labor. No work stoppage or labor strike against the Company is pending, or to the Knowledge of the Company, threatened. To the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any Employees and any such activities or proceedings within the preceding three (3) years. There are no actions, suits, claims, audits, investigations, administrative matters, labor disputes or grievances pending or, to the Knowledge of the Company, threatened, relating to any labor matters, wages, benefits, medical or family leave, classification, safety or discrimination matters involving any Employee, including claims of wage and/or hour violations, unfair business practices, unfair labor practices, discrimination, harassment or wrongful termination complaints. Neither the Company nor any ERISA Affiliate is party to a current conciliation agreement, consent decree, or other agreement or order with any federal, state, or local agency or Governmental Entity with respect to employment practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.
          (m) WARN Act. All liabilities and obligations relating to the employment, termination or employee benefits of any former Employees previously terminated by the Company or an Affiliate including all termination pay, severance pay or other amounts in connection with the Workers Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”) and all similar state Laws, have been paid and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local Law.
          (n) No Interference or Conflict. To the Knowledge of the Company, no Stockholder or Employee of the Company is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or that would interfere with the Company’s business. None of the execution nor delivery of this Agreement, the carrying on of the Company’s business as presently conducted or any activity of such Employees in connection with the carrying on of the Company’s business as presently conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such Employees is now bound.
          (o) International Employee Plan. Except as set forth in Section 2.22(o) of the Disclosure Schedule, each International Employee Plan has been established, maintained and administered in all material respects in compliance with its terms and conditions and with the requirements prescribed by any and all Laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by Law, no condition exists that would prevent the Company from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).
          (p) Termination of 401(k) Plan. The Company has terminated, effective as of the day immediately preceding the Closing Date, each any and all Company Employee Plans sponsored by the Company or any Company Subsidiary intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”). The Company has provided Parent with evidence that such Company Employee Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company or such Company Subsidiary, as the case may be. The form and substance of such resolutions shall be subject to the reasonable review and approval of Parent. The Company also has taken such other actions in furtherance of terminating such Company Employee Plan(s) as Parent and the Company may agree upon. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then the Company has provided a reasonable estimate of the amount of such charges and/or fees and provide such estimate in writing to Parent no later than five (5) Business Days prior to the Closing Date.
     2.23 Insurance. Section 2.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been denied or disputed or that the Company believes will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) is reasonably likely to exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company is otherwise in material compliance with the terms of such policies and bonds. Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since January 1, 2000 and remain in full force and effect. The Company has no Knowledge of threatened termination of any of such policies. The Company has since January 1, 2000 not maintained, established, sponsored, participated in or contributed to any self-insurance plan.
     2.24 Compliance with Laws. Except as set forth in Section 2.24 of the Disclosure Schedule, the Company is in compliance in all material respects with, is not in material violation of, and has not received any written notices of material violation with respect to, any Laws.
     2.25 Bank Accounts, Letters of Credit and Powers of Attorney. Section 2.25 of the Disclosure Schedule lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company, (b) all outstanding letters of credit issued by financial institutions for the account of the Company, and (c) the name and address of each person who has a power of attorney to act on behalf of the Company. The Company has heretofore made available to Parent true, correct and complete copies of each letter of credit and each power of attorney described in Section 2.25 of the Disclosure Schedule.
     2.26 Information Supplied. None of the information supplied in writing by the Company for inclusion or incorporation by reference in the information provided to Stockholders in the Soliciting Materials will, at the time they are mailed to the Stockholders and at all times during which stockholder consents are solicited in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that for the avoidance of doubt, the foregoing representation shall not apply to any information supplied by Parent for inclusion in the Soliciting Materials.
     2.27 Conduct of Business. Except as set forth on Schedule 2.27 of the Disclosure Schedule, the Company has conducted its business in the usual, regular and ordinary course since January 1, 2009, consistent with past practice.
     2.28 Representations Complete. None of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any certificate or other instrument specifically required to be delivered or furnished by the Company pursuant to this Agreement (a “Furnished Certificate”) contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading; provided, however, that for the avoidance of doubt, none of the diligence materials that the Company delivered or made available to Parent pursuant to Section 2.29 hereof or otherwise shall be deemed to be a Furnished Certificate.
     2.29 Complete Copies of Materials. The Company has delivered or made available to Parent true and complete copies of each Material Contract and Lease Agreement that exists as of the date of this Agreement.
Article III
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
     Each of Parent and Sub hereby represents and warrants to the Company that on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:
     3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the General Corporation Law of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under Utah Law. Sub is newly formed and was formed solely to effectuate the Merger. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where such qualification or licensure is required by Law, except for those jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
     3.2 Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub and no further action is required on the part of Parent or Sub to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and any Related Agreements to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with their terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies. No vote or other action of the stockholders of Parent is required by applicable Law, Parent’s certificate of incorporation or bylaws, or otherwise in order for Parent and Sub to consummate the transactions contemplated hereby.
     3.3 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to

Parent or Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Parent Material Adverse Effect and (ii) the filing of the Articles of Merger with the Division of Corporations and Commercial Code of the State of Utah.
     3.4 No Conflict. The execution and delivery by Parent and Sub of this Agreement and any Related Agreement to which Parent or Sub is a party, and the consummation of the transactions contemplated hereby and thereby, will not Conflict with (i) any provision of the certificate of incorporation, bylaws, or similar organizational documents of Parent or Sub, each as amended to date and in full force and effect on the date hereof, or (ii) any material Laws applicable to Parent or Sub or any of their respective properties (whether tangible or intangible) or assets.
     3.5 Capital Resources; Solvency. Parent has sufficient capital resources available to it to pay the Merger Consideration. Parent is not insolvent and consummation of the Merger and the other transactions contemplated by this Agreement will not cause Parent to become insolvent.
     3.6 Interim Operations of Sub.
          (a) Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.
          (b) All of the issued and outstanding equity of Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent free and clear of all Liens, options, rights of first refusal, stockholder agreements, limitations on Parent’s voting rights, charges and other encumbrances of any nature whatsoever.
          (c) As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, Sub has not incurred, directly or indirectly, through any of its subsidiaries or affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.
     3.7 Legal Proceedings. There are no actions, claims, complaints, investigations, petitions, suits or arbitrations, whether civil or criminal, at law or in equity by or before any Governmental Entity or arbitrators pending or, to the knowledge of Parent or Sub, threatened which challenge the validity or enforceability of this Agreement or which seek to enjoin or prohibit consummation of the transactions contemplated hereby. Neither Parent nor Sub is subject to any judgment, decree, injunction or order of any Governmental Entity which would materially impair or delay Parent or Sub’s ability to consummate the transactions contemplated hereby.

     3.8 Brokers’ Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Sub.
     3.9 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, or in any Furnished Certificate, neither the Company nor any other person or entity on behalf of the Company or any of its affiliates makes any express or implied representation or warranty of any nature in connection with the transactions contemplated hereby.
Article IV
ADDITIONAL AGREEMENTS
     4.1 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting, and all other fees and expenses of third parties (including any costs incurred to obtain consents, waivers or approvals as a result of the compliance with Section 4.2 hereof) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses. The Company has delivered to Parent a statement of estimated Third Party Expenses incurred by the Company in a form reasonably satisfactory to Parent (the “Closing Date Third Party Expense Statement”). The Closing Date Third Party Expense Statement shall be accompanied by invoices from the Company’s legal, financial and other advisors providing services in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby reflecting such advisors’ final billable Third Party Expenses. The amount of any Third Party Expenses reflected on the Closing Date Third Party Expense Statement shall be deducted from the Merger Consideration pursuant to Section 1.6(a)(xxxii). The amount of any Third Party Expenses of the Company that are not reflected on the Closing Date Third Party Expense Statement (“Excess Third Party Expenses”), shall be subject to the indemnification provisions of Article VI hereof and shall not be limited by the Threshold Amount (as defined in Section 6.4(a) hereof).
     4.2 Consents. In the event that, prior to the Effective Time, the other parties to any Material Contract, including lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Material Contract, the Company shall be responsible for making all payments required to obtain such consent, waiver or approval and such amounts shall be deemed Third Party Expenses under Section 4.1 hereof.

     4.3 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”) in substantially the form of Exhibit F for purposes of satisfying Parent’s obligations under Treasury Regulations Section 1.1445-2(c)(3).
     4.4 Additional Documents and Further Assurances; Reasonable Efforts.
          (a) Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.
          (b) Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated hereby, to satisfy the conditions to the obligations to consummate the Merger, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.
     4.5 New Employment Arrangements.
          (a) Parent or the Surviving Corporation will offer certain of the Employees “at-will” employment by Parent and/or the Surviving Corporation, to be effective as of the Closing Date, upon proof of a legal right to work in the United States. Such “at-will” employment will be on terms set forth in offer letters on Parent’s standard form (each, an “Offer Letter”) including the position and salary, which will be determined by Parent after consultation with the Company’s management, and be subject to and in compliance with Parent’s applicable policies and procedures, including employment background checks and the execution of an employee proprietary information agreement governing employment conduct and performance. Each Offer Letter will include, if applicable, a waiver by the Employee of any future equity-based compensation to which such Employee may otherwise have been eligible, and supersede any prior express or implied employment agreements, arrangements, representations, or offer letters in effect prior to the Closing Date. As a condition of employment, Employees will be required to sign a Confidentiality and Non-Solicitation Agreement.
          (b) Following the Effective Time, each employee of the Company who remains an employee of Parent or the Surviving Corporation after the Closing Date (a “Continuing Employee”) shall become eligible to participate in the various employee benefit plans which Parent or its affiliates maintain for their similarly situated employees, upon the same terms and conditions as a similarly situated employee of Parent or its affiliates, as applicable, provided that Parent may maintain one or more Company Employee Plans for a transition period following the Closing Date in satisfaction of its obligations under this Section 4.5(b). Each Continuing Employee shall receive credit for all periods of employment with the Company or any Company Subsidiary prior to the Effective Time for purposes of vesting, eligibility and benefit levels under any Parent employee benefit plan in which such employee participates after the Effective Time (other than any equity plan), to the same extent and for the same purposes as such service was recognized under any analogous Company Employee Plan in effect immediately prior to the Effective Time, except where doing so would result in duplication of benefits. Parent shall use commercially reasonable efforts to (i) waive all pre-existing condition exclusions (or actively at work or similar limitations), evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to Continuing Employees under any medical plans in which such employees participate after the Effective Time and (ii) credit Continuing Employees and their eligible dependents with credit for any co-payments or deductibles made under Company Employee Plans for the year in which the Closing occurs under comparable medical, dental and vision plans of Parent for the purpose of satisfying applicable deductible, out-of-pocket or similar requirements under such Parent plans.
          (c) Parent shall, or shall cause the Surviving Corporation to, honor the Company severance policy for any Employee that is not offered employment by Parent and/or the Surviving Corporation in accordance with the terms listed on Schedule 4.5(c) hereto. Nothing in this Section 4.5(c) shall result in duplication of benefits provided to Continuing Employees.
     4.6 Officers’ and Directors’ Indemnification.
          (a) Each of Parent and Sub agree that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director, officer, employee, fiduciary and agent of the Company and the Company Subsidiaries (each, a “Company Indemnitee”) provided for in Charter Documents shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the disposition of such claim. From and after the Effective Time, Parent and the Surviving Corporation also agree to indemnify and hold harmless the present and former officers and directors of the Company and the Company Subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any written indemnification agreements between the Company and/or one or more Company Subsidiaries and such officers and directors.
          (b) Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form acceptable to the Company that shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company (the “D&O Tail Policy”). Parent shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.
          (c) The obligations under this Section 4.6 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 4.6 applies without the consent of such affected Company Indemnitee (it being expressly agreed that the Company Indemnitees to whom this Section 4.6 applies shall be third party beneficiaries of this Section 4.6 and shall be entitled to enforce the covenants contained herein).
     4.7 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees to (i) conduct its business, except to the extent that Parent shall otherwise consent in writing, in the ordinary course in substantially the same manner as heretofore conducted, (ii) use its commercially reasonable efforts to preserve intact the present business organizations of the Company, keep available the services of the present officers and key employees of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the Effective Time, and (iii) not take any action that could reasonably be expected to prohibit or impair the transactions contemplated by this Agreement.
     4.8 Tax Matters.
          (a) Responsibility for Tax Returns and Taxes.
               (i) (A) The Company shall prepare, or cause to be prepared, and shall timely file or cause to be timely filed, all Returns for the Company and/or any Company Subsidiary required to be filed on or after the date hereof and on or prior to the Closing Date, and shall timely remit to the appropriate Tax authority, or cause the timely remittance of, all Taxes reflected on such Returns. The Company shall prepare, or cause to be prepared, and shall timely file or cause to be timely filed, all income tax Returns for the Company and/or any Company Subsidiary for all Tax periods ending on or prior to the Closing Date that are required to be filed after the Closing Date, and (subject to Section 4.8(a)(iv) shall timely remit to the appropriate Tax authority, or cause the timely remittance of, all Taxes reflected on such Returns. Such Returns shall be prepared in accordance with applicable law and consistent with past practices, and, if the Closing occurs after December 31, 2009, shall reflect the carryback to the taxable year ending December 31, 2009 of available net operating losses arising in the Company’s taxable year ending on the Closing Date (the “Final Year NOLs”). The Company shall permit the Stockholder Representative to review each such Return during a reasonable period prior to filing and consider in good faith Stockholder Representative’s reasonable comments. (B) Parent shall prepare and file, or cause to be prepared and filed, all Returns for the Company and/or any Company Subsidiary required to be filed after the Closing Date, and (subject to Section 4.8(a)(iv) shall timely remit to the appropriate Tax authority, or cause the timely remittance of, all Taxes reflected on such Returns. To the extent such Returns include any Tax period that includes but does not end on the Closing Date (each, a “Straddle Period”), Parent shall permit the Stockholder Representative to review each such Return during a reasonable period prior to filing and shall consider in good faith the Stockholder Representative’s reasonable comments. Any disputed items with respect to the preparation of Returns shall be referred for timely resolution by the Independent Accounting Firm. The costs of the Independent Accounting Firm shall be shared equally between Parent, on the one hand, and the Stockholders, on the other hand. The determination of the Independent Accounting Firm with respect to the disputed items shall be conclusive and binding on Parent and the Stockholders. If a Return is required by applicable Law to be filed or a payment made before the Independent Accounting Firm has resolved the disputed items (taking into account valid extensions of time within which to file, which shall be sought to the extent necessary to permit the resolution of disputed items), the Return shall be filed or payment made as determined by Parent, and shall be amended if necessary to reflect the determination of the Independent Accounting Firm with respect to the disputed items.
               (ii) Any Liabilities for unpaid Taxes of the Company or any Company Subsidiary relating or attributable to any Tax period or portion thereof through and including the Closing Date (the “Pre-Closing Tax Period”), including any such Taxes that are not yet due and payable, will be included in accordance with GAAP as Liabilities in the calculation of Closing Net Working Capital. For purposes of the foregoing, in the case of any Straddle Period, the real, personal and intangible property Taxes (“Property Taxes”) imposed upon the Company or any Company Subsidiary allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and the Taxes (other than Property Taxes) imposed upon the Company or any Company Subsidiary allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended on the Closing Date, provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the Pre-Closing Tax Period and the period after the Closing Date in proportion to the number of days in each period. Notwithstanding anything to the contrary in this Agreement, the parties agree to allocate any deductions against federal or state income with respect to any Compensatory Payments, to the Company’s Pre-Closing Tax Period to the extent permitted by applicable law. All parties hereto shall file all Tax Returns consistently with the foregoing.
               (iii) Notwithstanding anything to the contrary in this Agreement, except to the extent included as Liabilities in the calculation of Closing Net Working Capital, the Escrow Participants shall be solely responsible for, and shall indemnify and hold Parent and the Surviving Corporation harmless against, any and all Taxes of the Company or any Company Subsidiary relating or attributable to the Pre-Closing Tax Period, including any such Taxes allocable in accordance with Section 4.8(a)(ii) to the portion of any Straddle Period ending on and including the Closing Date, any Transaction Payroll Taxes and any sales, use, transfer, value added, stamp, stock transfer, documentary, recordation or similar Taxes and fees incurred as a result of the transaction contemplated by this Agreement (collectively, the “Pre-Closing Taxes”) except to the extent such Taxes are a result of an action by Parent or the Company on the Closing Date after the Closing not in the ordinary course of business, including an election under Section 338 of the Code. Parent shall be entitled to recover any such Pre-Closing Taxes from the Escrow Fund in accordance with the procedures set forth in Section 6.4 and, upon expiration of the Escrow Period, directly against the Escrow Participants. For the avoidance of doubt, the Stockholders shall be solely responsible for any Taxes of the Stockholders for any Tax period or portion thereof.
               (iv) To the extent that the party responsible pursuant to this Agreement for filing a Return (the “Filing Party”) is required to remit to the appropriate Tax authority any Taxes that the other party is responsible pursuant to this Agreement to pay (the “Paying Party”), the Paying Party shall pay to the Filing Party any such Taxes within 10 days after receipt of reasonably satisfactory evidence of the amount of such Taxes.
               (v) Except for the filing of a carryback of available Final Year NOLs, none of Parent, the Company, the Surviving Corporation or any of their Subsidiaries shall amend any previously filed Returns of the Company or any Company Subsidiary for any Pre-Closing Tax Period without the prior written consent of the Stockholder Representative, which consent will not be unreasonably withheld, conditioned or delayed.
               (vi) Parent and the Stockholder Representative shall cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of any Returns with respect to the Company, any Company Subsidiary or their respective operations, and any audit, litigation or other proceeding with respect to Taxes of or attributable to the Company, any Company Subsidiary or their respective operations. Such cooperation shall include taking all commercially reasonable and legally permissible actions to minimize the amount of any applicable Tax, including by obtaining and providing appropriate forms, and the retention and provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.
          (b) Refunds and Credits. The Stockholders’ Representative shall prepare in accordance with applicable Law an application for the carryback of available Final Year NOLs to taxable years of the Company prior to the taxable year ending in 2009 (the “Prior Year Carryback Returns”). For the avoidance of doubt, the parties acknowledge and agree that (a) if the Closing occurs in 2009, available Final Year NOLs may be carried back in accordance with applicable Law to the taxable years ending December 31, 2004, 2005, 2006, 2007 and 2008, and if the closing occurs in 2010, the Final Year NOLs may be carried back in accordance with applicable Law to the taxable years ending December 31, 2008 and 2009, and (b) the Company’s income tax Returns for the taxable year ending on the Closing Date and, if the Closing occurs in 2010, the taxable year ending on December 31, 2009, will be prepared by the Company in accordance with Section 4.8(a)(i), and will reflect the utilization of the deductions arising in the Company’s taxable year ending on the Closing Date (including the carryback of available Final Year NOLs). The

Stockholders’ Representative shall permit the Company to review the Prior Year Carryback Returns prior to filing and consider in good faith the Company’s reasonable comments. Any disputes shall be resolved by the Independent Accounting Firm in accordance with Section 4.8(a)(i). The Company shall file the Prior Year Carryback Returns. Except to the extent included as an asset in the calculation of Actual Closing Net Working Capital, any Tax refunds or credits for overpayment that are actually received in cash, or actually reduce the cash Taxes required to be paid, by Parent, the Company, or the Surviving Corporation or any of their Subsidiaries that relate to any Taxes attributable to any Pre-Closing Tax Period or portions of a Straddle Period ending on the Closing Date, applying the conventions of Section 4.8(a)(ii), shall be for the account of the Escrow Participants, and Parent will, and will cause the Surviving Corporation or any of their affiliates to, (i) promptly give the Stockholder Representative notice of receipt of any such refunds and credits and (ii) deliver and pay over to the Stockholder Representative for the benefit of the Escrow Participants any such refund or the amount of any such credit within ten (10) Business Days after receipt. All other refunds and credits shall be for the account of the Surviving Corporation, Parent or their respective Subsidiaries, as applicable. For the avoidance of doubt, any Final Year NOLS or other Tax assets or attributes of the Company remaining after the filing of (x) the income tax Return of the Company for its taxable year ending on the Closing Date, (y) if the Closing does not occur on or prior to December 31, 2009, the income tax Return of the Company for the taxable year ending December 31, 2009, and (z) the Prior Year Carryback Returns, and any such net operating losses or other Tax assets or attributes arising in taxable years after the Company’s taxable year ending on the Closing Date, shall be solely for the benefit of the Company and its affiliates, including Parent, and the Escrow Participants shall not be entitled to any amount with respect thereto.
          (c) Post-Closing Audits and Other Proceedings.
                    (i) If notice of any audit, examination, or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes or any Return of the Company or any Company Subsidiary (a “Tax Contest”) shall be received by any party for which another party would or could be liable, the notified party shall notify such other party in writing of such Tax Contest.
                    (ii) In the case of any Tax Contest concerning solely Taxes that are a direct or indirect liability of the Escrow Participants, the Stockholder Representative shall have the right, at the expense of the Escrow Participants and using the counsel and representatives of the Stockholder Representative’s choice, to represent the interests of the Company and/or any Company Subsidiary in such Tax Contest and control the conduct and resolution of such Tax Contest; provided that Parent shall have the right to participate at its own expense in any proceeding, or portion thereof, relating to the Company or any Company Subsidiary that the Stockholder Representative controls; and provided further that the Stockholder Representative shall not settle or compromise any such Tax Contest in a manner that reasonably would be expected to adversely affect Parent, the Company, or the Surviving Corporation or any of their Subsidiaries in any Tax period or portion thereof beginning after the Closing Date without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Parent and the Company shall execute appropriate powers of attorney so as to allow the Stockholder Representative to control any such Tax Contest as described above. Parent shall control all other Tax Contests in accordance with Section 6.4(e) hereof.
          (d) Tax Sharing Agreements. Any Tax sharing, indemnity, allocation or similar agreement, arrangement or policy (whether written or oral) to which the Company or any Company Subsidiary is a party or by which it is bound or pursuant to which it otherwise would owe any amount shall be terminated immediately prior to the Closing.
          (e) Purchase Price Adjustment. All amounts paid with respect to indemnity claims under this Agreement shall be treated by the parties hereto for all purposes as an adjustment to the Final Adjusted Net Merger Consideration unless otherwise required by Law.
          (f) Survival; Conflicts. Notwithstanding anything to the contrary in this Agreement, the covenants and obligations set forth in this Section 4.8 (and any claim for breach thereof) shall terminate at 11:59 p.m. (ET) on the thirtieth (30th) day following the expiration of the applicable statute of limitations with respect to the Tax Liabilities in question (giving effect to any waiver, mitigation or extension thereof). To the extent of any conflict between this Section 4.8 and any other provision of this Agreement, this Section 4.8 shall govern.
Article V
CONDITIONS TO THE MERGER
     5.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company and Parent to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
          (a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.
          (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity or instrumentality, domestic or foreign, seeking any of the foregoing be threatened in writing or pending.
          (c) Stockholder Approval. The Stockholders shall have unanimously approved this Agreement, including the appointment of the Stockholder Representative.

     5.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent and Sub:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date) shall have been true and correct on the date they were made and shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such time, except where the failure to be true and correct would not be reasonably expected to have a Company Material Adverse Effect, and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.
          (b) Governmental Approval. Approvals from any Governmental Entity, instrumentality, agency, or commission (if any) necessary for the transactions contemplated hereby shall have been timely obtained.
          (c) Company Board Approval. This Agreement, the Merger and the transactions contemplated hereby shall have been unanimously approved by the Board of Directors of the Company, which unanimous approval shall not have been modified or revoked.
          (d) No Material Adverse Effect. There shall not have occurred any event or condition of any character that has had, or is reasonably likely to have, a Company Material Adverse Effect.
          (e) Resignation of Officers and Directors. Parent shall have received a written resignation from each of the officers and directors of the Company effective as of the Effective Time.
          (f) Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company, substantially in the form attached hereto as Exhibit G.
          (g) Certificate of the Company. The Company shall deliver to Parent a true and correct certificate, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, which represents that the conditions to the obligations of Parent and Sub set forth in Section 5.2(a) and 5.2(d) have been satisfied in full (unless otherwise waived in accordance with the terms hereof).
          (h) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying (i) as to the terms and effectiveness of the Charter Documents, (ii) as to the valid adoption of resolutions of the Board of Directors of the

Company (whereby this Agreement was approved by the Board of Directors) and (iii) that the Stockholders constituting the Sufficient Stockholder Vote have approved this Agreement.
          (i) Certificates of Good Standing. Parent shall have received (i) a long form certificate of good standing from the Utah Secretary of State, and (ii) a good standing certificate from each jurisdiction in which the Company is qualified to do business, each of which to be dated within a reasonable period prior to Closing with respect to the Company.
          (j) FIRPTA Certificate. Parent shall have received the FIRPTA Compliance Certificate.
          (k) Termination of 401(k) Plan. Parent shall have received from the Company evidence reasonably satisfactory to Parent that all 401(k) Plans have been terminated pursuant to resolution of the Board of Directors of the Company or the ERISA Affiliate, as the case may be, (the form and substance of which shall have been subject to review and approval of Parent), effective as of no later than the day immediately preceding the Closing Date, and Parent shall have received from the Company evidence of the taking of any and all further actions as provided in Section 2.22(p).
          (l) Treatment of Company Options. Parent shall have received from the Company evidence reasonably satisfactory to Parent that all actions necessary to effect the transactions anticipated by Section 1.6(c) hereof under the Plan, all Company Option agreements, and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices and obtaining any required consents have been taken prior to the Effective Time.
          (m) Litigation. There shall be no material action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective properties or any of their respective officers or directors arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.
          (n) Non-Competition Agreements. Each of the Stockholders listed on Schedule 5.2(n) to this Agreement (the “Key Stockholders”) and each of the Key Employees shall have entered into a non-competition agreement with Parent in substantially the form attached hereto as Exhibit H (the “Non-Competition Agreement”) and such agreements shall be in full force and effect as of the Effective Time.
          (o) Employees. The persons listed on Schedule 5.2(o) to this Agreement (i) shall have signed an Offer Letter accepting “at-will” employment (or an independent contractor relationship, as applicable) with Parent or the Surviving Corporation (the “Key Employees”) on or prior to the date hereof and such agreements shall be in full force and effect as of the Effective Time, (ii) shall still be employees of the Company and performing their usual and customary duties for the Company immediately before the Effective Time, and (iii) shall not have notified Parent or the

Company of such employee’s intention of leaving the employ of Parent or the Surviving Corporation following the Effective Time.
     5.3 Conditions to Obligations of the Company. The obligations of the Company and each of the Stockholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and the Sub in this Agreement (other than the representations and warranties of Parent and the Sub as of a specified date, which shall be true and correct as of such date) shall have been true and correct on the date they were made and shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such time, and (ii) each of Parent and the Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.
          (b) Certificate of Parent. Company shall have received a certificate, validly executed on behalf of Parent by a Vice President for and on its behalf to the effect that, as of the Closing the conditions set forth in Section 5.3 hereof have been satisfied.
Article VI
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS;
INDEMNIFICATION AND RELATED MATTERS
     6.1 Survival of Representations and Warranties . The representations and warranties of the Company contained in this Agreement, or in any Furnished Certificate, shall terminate on the one (1) year anniversary of the Closing Date (the expiration of such one-year period, the “Survival Date”), provided, however, that the representations and warranties of the Company contained in Section 2.2 hereof shall terminate on the second anniversary of the Closing Date (the “Extended Survival Date”) and the representations and warranties of the Company contained in Section 2.11 hereof shall terminate on the third anniversary of the Closing Date (the “Tax Survival Date”); provided further, however, that if, at any time prior to 11:59 p.m. (ET) on the Survival Date, the Extended Survival Date or the Tax Survival Date, as applicable, an Officer’s Certificate (as defined in Section 6.4(b)) is delivered alleging Losses and a claim for recovery under Section 6.4(b), then the claim asserted in such notice shall survive the Survival Date, the Extended Survival Date or the Tax Survival Date, as applicable, until such claim is fully and finally resolved. The representations and warranties of Parent and the Sub contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing; provided, however, that the representations and warranties of Parent and the Sub contained in Sections 3.2 and 3.5 hereof shall terminate on the Survival Date. Notwithstanding anything to the contrary herein, the Stockholder Representative shall have the right to pursue on behalf of the Escrow Participants any remedy available at law or in equity for a breach of any covenant of Parent or the Sub set forth in this Agreement.
     6.2 Indemnification. The Escrow Participants shall, severally and not jointly, indemnify and hold Parent and its officers, directors, and affiliates, including the Surviving Corporation (the “Indemnified Parties”), harmless against all claims, losses, liabilities, damages, Taxes, deficiencies, costs and expenses, including reasonable accounting and auditors’ fees, attorneys’ fees and expenses of investigation and defense but excluding consequential, exemplary and punitive damages and any multiple of damages (unless Parent has paid, or is obligated to pay, such damages in connection with a Third Party Claim) (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation, directly or indirectly, as a result of, or with respect to or in connection with (a) any breach or inaccuracy of any representation or warranty of the Company contained in this Agreement or in any Furnished Certificate, (b) any failure by the Company to perform, fulfill or comply with any covenant applicable to it contained in this Agreement, (c) any Excess Third Party Expenses, (d) any and all Company Debt, to the extent such Company Debt exceeds the amount of Company Debt used to calculate the Final Adjusted Net Merger Consideration (“Excess Company Debt”), (e) any Shortfall Amount and/or (f) any Pre-Closing Taxes. The Escrow Participants shall not have any right of contribution from the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party under this Section 6.2.
     6.3 Escrow Arrangements.
          (a) Escrow Fund. Promptly after the Effective Time, Parent shall deposit with the Escrow Agent the Escrow Amount out of the Merger Consideration, the Option Merger Consideration and the SAR Merger Consideration otherwise deliverable to the Escrow Participants pursuant to Section 1.6 hereof and shall confirm such deposit with the Escrow Agent. Such deposit of the Escrow Amount shall constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein. The cash comprising the Escrow Fund shall be deposited by Parent with respect to each Escrow Participant without any act by them, in accordance with their respective Pro Rata Portions of the Escrow Amount. The Escrow Fund shall be security for the indemnity obligations provided for in Section 6.2 hereof. The Escrow Fund shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VI. Interests in the Escrow Fund shall be non-transferable.
          (b) Stockholder Representative Fund. Promptly after the Effective Time, Parent shall deposit with the Escrow Agent the Stockholder Representative Amount (less all applicable income and employment Tax withholdings) out of the Merger Consideration, the Option Merger Consideration and the SAR Merger Consideration otherwise deliverable to the Escrow Participants pursuant to Section 1.6 hereof and shall confirm such deposit with the Escrow Agent. Such deposit of the Stockholder Representative Amount (less all applicable income and employment Tax withholdings) shall constitute an escrow fund (the “Stockholder Representative Fund”) to be governed by the terms set forth herein. The cash comprising the Stockholder Representative Fund shall be deposited by Parent as, for this purpose, agent of the Escrow Participants, who shall thereupon, without any act by them, be treated as having received from Parent under Section 1.6 hereof such cash (less all applicable income and employment Tax withholdings) in accordance with their respective Pro Rata Portions of the Stockholder Representative Amount and then as having deposited such cash (less all applicable income and employment Tax withholdings) into the Stockholder Representative Fund. The Stockholder Representative Fund shall be held in an account to reimburse the Stockholder Representative for out-of-pocket fees and expenses and to pay other obligations to or of the Stockholder Representative in connection with Section 6.4(g) and Section 6.5 hereof, or shall (to the extent not previously distributed to the Stockholder Representative as provided for or subject to a claim by the Stockholder Representative) be distributed to the Escrow Participants at such time, and in such manner, as the Stockholder Representative directs, consistent with the last sentence of Section 6.3(e)(ii) hereof. Interests in the Stockholder Representative Fund shall be non-transferable.
          (c) Escrow Period; Distribution upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall automatically terminate at 11:59 p.m. (ET) on the Tax Survival Date (the “Escrow Period”). Promptly following the Survival Date, the Escrow Agent shall distribute to the Escrow Participants in accordance with their respective Pro Rata Portions, an aggregate amount equal to (i) $4,400,000 minus (ii) the sum of (A) any amounts paid by the Escrow Agent to Parent from the Escrow Fund on or prior to the Survival Date pursuant to this Section 6.3 and (B) an amount sufficient to cover all outstanding and unpaid indemnification claims that are subject to Officer’s Certificates (as defined in Section 6.4(b)) delivered to the Escrow Agent and the Stockholder Representative in accordance with the terms hereof on or before 11:59 p.m. (ET) on the Survival Date (whether disputed or undisputed). Promptly following the Extended Survival Date, the Escrow Agent shall distribute to the Escrow Participants in accordance with their respective Pro Rata Portions, an aggregate amount equal to (i) $1,000,000 minus (ii) the sum of (A) any amounts paid by the Escrow Agent to Parent from the Escrow Fund on or prior to the Extended Survival Date pursuant to this Section 6.3 (excluding any amounts that were previously deducted from the $4,400,000 that was distributable to the Escrow Participants following the Survival Date) and (B) an amount sufficient to cover all outstanding and unpaid indemnification claims that are subject to Officer’s Certificates delivered to the Escrow Agent and the Stockholder Representative in accordance with the terms hereof on or before 11:59 p.m. (ET) on the Extended Survival Date (whether disputed or undisputed). Promptly following the Tax Survival Date, the Escrow Agent shall distribute any amounts remaining in the Escrow Fund, including accrued income earned on the Escrow Fund, to the Escrow Participants in accordance with their respective Pro Rata Portions; provided, however, that the Escrow Period shall not terminate (and the Escrow Agent shall not make a distribution) with respect to any amount which, in the reasonable judgment of Parent, is or may be necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent and the Stockholder Representative prior to 11:59 p.m. (ET) on the Tax Survival Date. As soon as such claims have been resolved in accordance with Section 6.4(d), the Escrow Agent shall deliver the remaining portion of the Escrow Fund not required to satisfy such claims to the Escrow Participants. Deliveries of amounts out of the Escrow Fund to the Escrow Participants pursuant to this Section 6.3(c) shall be made in proportion to their respective Pro Rata Portions of the remaining Escrow Fund, with the amount of cash delivered to each Escrow Participant rounded down to the nearest cent. Any distribution of all or a portion of the cash in the Escrow Fund to the Escrow Participants shall be made by delivery of payment by check to each such Escrow Participant equal to the amount of cash being distributed, allocated among the Escrow Participants based on their Pro Rata Portion of the Escrow Amount, and mailed by first class mail to such Escrow Participants’ address as set forth on the schedule delivered to the Escrow Agent at Closing (or to such other address as any such Escrow Participant may have previously instructed the Escrow Agent in writing). Any distribution of all or a portion of the cash in the Escrow Fund to Escrow Participants who are Optionholders or SAR holders on the schedule delivered to the Escrow Agent at Closing shall be made by remitting such payment to Parent, and Parent shall pay such amounts to the respective Optionholders or SAR holders, as applicable, less any required federal and state withholding taxes, which Parent shall cause to be paid to the applicable taxing authorities and which shall be treated for all other purposes under this Agreement as distributed to the Optionholders or SAR holders, as applicable. The Escrow Agent shall have no liability for the actions or omissions of, or any delay on the part of, the Parent in connection with the foregoing.
          (d) Release of the Stockholder Representative Fund. The Escrow Agent shall not distribute the Stockholder Representative Fund (or any portion thereof) to any Escrow Participant except in accordance with this Section 6.3(d). The Escrow Agent shall disburse the Stockholder Representative Fund only in accordance with a written instrument delivered to the Escrow Agent that is executed by the Stockholder Representative and that instructs the Escrow Agent as to the disbursement of some or all of the Stockholder Representative Fund. Upon receipt by the Escrow Agent of a written instrument that is executed by the Stockholder Representative and that instructs the Escrow Agent as to the disbursement of some or all of the Stockholder Representative Fund, the Escrow Agent shall within three (3) Business Days of such instruction, disburse to the Stockholder Representative the amount so instructed in such written instrument whereupon the then current Stockholder Representative Fund balance shall be reduced by such amount and distributed to the Escrow Participants in accordance with their respective Pro Rata Portions of the remaining Stockholder Representative Fund.
          (e) Protection of Escrow Fund and the Stockholder Representative Fund.
               (i) The Escrow Agent shall hold and safeguard the Escrow Fund and the Stockholder Representative Fund during the Escrow Period and shall hold and dispose of the Escrow Fund and the Stockholder Representative Fund only in accordance with the terms of this Section 6.3(e).
               (ii) The Escrow Fund shall be invested in the Escrow Agent’s Money Market Deposit Account (the “Money Market Account”) and as described in Exhibit I hereto, and any interest paid on such cash shall be added to the Escrow Fund and shall be a part thereof. The Escrow Agent shall have no liability for any investment losses suffered absent gross negligence or willful misconduct. The parties hereto agree that (a) Parent is the owner of the cash in the Escrow Fund for tax purposes and that all interest on or other taxable income, if any, earned from the investment of such cash in the Escrow Fund pursuant to this Agreement shall be treated for tax purposes as earned by Parent, and (b) the right of the Stockholders to the Escrow Amount shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state or local law, as appropriate. All parties hereto shall file all Tax Returns consistently with the foregoing. The Stockholder Representative Fund shall not be invested, shall remain uninvested for the duration of the Escrow Periods, and shall earn no interest or other income. The parties hereto agree that the Escrow Participants are the owners of the cash in the Stockholder Representative Fund in accordance with their respective Pro Rata Portions of the Stockholder Representative Amount, except that, solely for this purpose, the Pro Rata Portion of each Optionholder and SAR holder shall be reduced by all applicable income and employment Tax withholdings made with respect to such Optionholder or SAR holder, as applicable.
               (iii) The parties hereto agree to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8 BEN, in case of non-U.S. persons) to the Escrow Agent, immediately upon completion of the Closing.
     6.4 Indemnification Claims.
          (a) Threshold Amount. Notwithstanding any provision of this Agreement to the contrary, except as set forth in the second sentence of this Section 6.4(a), an Indemnified Party may not recover any Losses under Section 6.2(a) unless and until one or more Officer’s Certificates (as defined below) identifying such Losses under Section 6.2(a) in excess of $150,000 in the aggregate (the “Threshold Amount”) has or have been delivered to the Stockholder Representative and the Escrow Agent as provided in Section 6.4(b) hereof, in which case such Indemnified Party shall be entitled to recover all Losses so identified in excess of the Threshold Amount. Notwithstanding the foregoing, an Indemnified Party shall be entitled to recover for, and the Threshold Amount shall not apply as a threshold to, any and all claims or payments made with respect to (A) all Losses incurred pursuant to clauses (b), (c), (d), (e) and/or (f) of Section 6.2 hereof, and (B) Losses resulting from any breach of a representation or warranty contained in Section 2.2 or Section 2.11 hereof.
          (b) Claims for Indemnification. In order to seek indemnification under Section 6.2, Parent shall deliver an Officer’s Certificate to the Stockholder Representative and the Escrow Agent at any time on or before 11:59 p.m. (ET) on the Survival Date; provided, however, Parent may seek indemnification under Section 6.2 (i) on or before 11:59 p.m. (ET) on the Extended Survival Date for a breach of a representation and warranty of the Company contained in Section 2.2 hereof, (ii) on or before 11:59 p.m. (ET) on the Tax Survival Date for a breach of a representation and warranty of the Company contained in Section 2.11 hereof, and (iii) at any time with respect to Pre-Closing Taxes or for any failure by the Company or the Escrow Participants to perform, fulfill or comply with any covenant or obligation applicable to them contained in this Agreement. Unless the Stockholder Representative shall have delivered an Objection Notice pursuant to Section 6.4(c)

hereof, for any claim made against the Escrow Fund the Escrow Agent shall deliver to the Indemnified Party from the Escrow Fund an amount equal to the Loss set forth in such Officer’s Certificate. Any payment from the Escrow Fund to Indemnified Parties shall be made in cash on the thirty-first (31st) day after receipt by the Escrow Agent of the Officer’s Certificate and shall be deemed to have been made pro rata amongst the Escrow Participants based on their respective Pro Rata Portions of the Escrow Amount. For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent (A) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.
          (c) Objections to Claims for Indemnification. No payment shall be made under Section 6.4(b) if the Stockholder Representative shall object in a written statement to the claim made in the Officer’s Certificate (an “Objection Notice”), and such Objection Notice shall have been delivered to Parent and the Escrow Agent prior to 11:59 p.m. (ET) on the thirtieth (30th) day after its receipt of the Officer’s Certificate. Notwithstanding the foregoing, the Stockholder Representative and the Escrow Participants hereby waive the right to object to any claims in respect of any Agreed-Upon Loss, except to the extent that the Stockholder Representative disagrees with the mathematical calculation of the amount of such Agreed-Upon Loss. If the Stockholder Representative does not object in writing within such thirty (30)-day period, such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate, and payment in respect of such Losses shall thereafter be made in accordance with Section 6.4(b).
          (d) Resolution of Conflicts.
               (i) In case the Stockholder Representative delivers an Objection Notice in accordance with Section 6.4(c), the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.
               (ii) At any time following delivery of an Objection Notice by the Stockholder Representative to Parent and the Escrow Agent or in the event of any dispute arising pursuant to Article VI hereof, either Parent, on the one hand, or the Stockholder Representative, on the other hand, may pursue any and all legal or equitable remedies available to them under applicable Law.

          (e) Third-Party Claims. In the event any Indemnified Party becomes aware of a third party claim (a “Third Party Claim”) which such Indemnified Party reasonably believes may result in a demand for indemnification pursuant to this Article VI, such Indemnified Party shall notify the Escrow Agent and the Stockholder Representative of such claim within thirty (30) days after it becomes aware of such Third Party Claim specifying the nature of such Third Party Claim and the amount or estimated amount thereof, together with copies of all notices and documents (including court papers) served on or received by such Indemnified Party; provided that the failure to provide such notice within such thirty (30) day period shall not affect the rights of such Indemnified Parties to indemnification pursuant to this Article VI except to the extent that the Stockholder Representative or any Escrow Participant shall have been materially prejudiced thereby. If the Third Party Claim may result in a claim for which the Escrow Participants would be liable, the Stockholder Representative on behalf of the Escrow Participants, shall be entitled, at its expense, to participate in, but not to determine or conduct (except as expressly provided below), the defense of such Third Party Claim; provided, however, that the Escrow Participants agree and consent, as a condition of such entitlement of participation, that Parent’s legal counsel in the Third Party Claim shall not be precluded from representing Parent as against the Escrow Participants in the event that the Escrow Participants dispute the fact or amount of the Parent’s claim of a Loss related to such matter. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim. If after fifteen (15) days prior written notice from the Stockholder Representative, an Indemnified Party fails to defend or if, after commencing or undertaking any such defense, such Indemnified Party fails to prosecute or withdraws from such defense, the Stockholder Representative, on behalf of the Escrow Participants, shall have the right to undertake the defense or settlement thereof. If the Stockholder Representative elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Stockholder Representative consents in writing to such payment or unless the Stockholder Representative withdraws from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of the Escrow Participants is entered against such Indemnified Party for such liability. An Indemnified Party shall provide the Stockholder Representative and counsel with reasonable access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise reasonably cooperate with the Stockholder Representative in the defense or settlement thereof. In the event that the Stockholder Representative has consented to any such settlement, the Stockholder Representative shall have no power or authority on behalf of the Escrow Participants to object to the amount of any Third Party Claim by Parent. If the Stockholder Representative assumes the defense of any such claim or proceeding pursuant to this Section 6.4(e) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Stockholder Representative shall give the Parent prompt written notice thereof, and Parent shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

          (f) Escrow Agent’s Duties.
               (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Stockholder Representative and are not inconsistent with the terms of this Agreement, or, in the reasonable opinion of Escrow Agent, will not result in additional obligations or liabilities to the Escrow Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent’s duties hereunder are ministerial in nature and shall not be deemed fiduciary. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.
               (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
               (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.
               (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.
               (v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

               (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Fund held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Escrow Participants in proportion to their respective Pro Rata Portions of the remaining Escrow Amount; provided, however, that in the event any Escrow Participant fails to timely pay his or her Pro Rata Portion of the Agent Interpleader Expenses, the parties agree that Parent may at its option pay such Escrow Participant’s Pro Rata Portion of the Agent Interpleader Expenses and recover an equal amount (which shall be deemed a Loss) from such Escrow Participant’s Pro Rata Portion of the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.
               (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and out-of-pocket expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Escrow Participants in proportion to their respective Pro Rata Portions of the remaining Escrow Amount directly from the Escrow Fund; provided, however, that in the event the Escrow Participants’ portion of the Agent Indemnification Expenses cannot be satisfied from the Escrow Fund in full, the parties agree that Parent shall pay the shortfall of such Escrow Participants’ portion of the Agent Indemnification Expenses, and shall be entitled to recover such amount from each Escrow Participant equal to such Escrow Participant’s Pro Rata Portion of such amount without regard to any caps or other limits herein.
               (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to Parent and the Stockholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Stockholder Representative shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of New York or appeal to a court of competent jurisdiction to appoint a successor escrow agent and shall remain the escrow agent until such order is received. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.
               (ix) The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, or in carrying out any sale of the Escrow Fund permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.
               (x) Notwithstanding anything to the contrary, any provision seeking to limit the liability of the Escrow Agent shall not be applicable in the event such liability arises from the gross negligence or willful misconduct of the Escrow Agent.
               (xi) Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any of the Escrow Fund (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than two (2) Business Days after (i) it has received the applicable documents required under this Agreement in good form, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.
               (xii) The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include acts of God, strikes, lockouts, riots, acts of war, terrorism, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.
          (g) Fees. All fees (including attorney’s fees) of the Escrow Agent and/or the Paying Agent for performance of their duties hereunder shall be paid (i) by Parent, with respect to the Escrow Amount and (ii) by the Stockholder Representative out of the Stockholder Representative Fund, to the extent related thereto; provided, however, that to the extent that distributions are made from the Escrow Fund and the Stockholder Representative Fund simultaneously, the fees of the Escrow Agent and/or the Paying Agent related to such distribution shall be paid by Parent and only the incremental costs (if any) associated with the additional distribution from the Stockholder Representative Fund shall be deducted from the Stockholder Representative Amount. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent (with respect to the Escrow Amount) or the Stockholder Representative (with respect to the Stockholder Representative Amount), or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, and out-of-pocket expenses occasioned by such default, delay, controversy or litigation.
          (h) Successor Escrow Agents. Any corporation or other entity into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation or other entity to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Agreement without further act.
          (i) Customer Identification Program. Each of the parties acknowledge receipt of the notice set forth on Exhibit J attached hereto and made part hereof and that information may be requested to verify their identities.
     6.5 Stockholder Representative.
          (a) By virtue of the approval of this Agreement by the requisite vote of the Stockholders, each of the Stockholders shall be deemed to have agreed to appoint Jamie Lewis as its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Escrow Participants to give and receive notices and communications, obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Stockholder Representative in connection with this Agreement, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any other claim by any Indemnified Party against any Escrow Participant or by any such Escrow Participant against any Indemnified Party or any dispute between any Indemnified Party and any such Escrow Participant, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Escrow Participants from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative

shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Escrow Participants.
          (b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Escrow Participants shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative (“Stockholder Representative Expenses”). The Stockholder Representative Expenses, including the costs and expenses of enforcing this right of indemnification, shall be paid from the Stockholder Representative Fund. A decision, act, consent or instruction of the Stockholder Representative, including an amendment, extension or waiver of this Agreement, shall constitute a decision of the Escrow Participants and shall be final, binding and conclusive upon the Escrow Participants; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Escrow Participants. The Escrow Agent and Parent are hereby relieved from any liability to any person for any decision, act, consent or instruction of the Stockholder Representative.
          (c) The Stockholder Representative shall act in the best interest of the Escrow Participants. The Stockholder Representative may, in all questions arising under this Agreement, rely on the advice of counsel. In no event shall the Stockholder Representative be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages.
          (d) The Stockholder Representative shall have reasonable access to information reasonably requested by the Stockholder Representative and the reasonable assistance of the Surviving Corporation’s officers and employees for purposes of performing the Stockholder Representative duties under this Agreement and exercising its rights under this Agreement.
          (e) In the performance of its duties hereunder, the Stockholder Representative shall be entitled to (i) rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any Escrow Participant or any party hereunder and (ii) assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.
     6.6 Maximum Payments; Remedy; Limitations on Indemnity.
          (a) The maximum aggregate amount which the Indemnified Parties may recover pursuant to the indemnity set forth in Section 6.2(a) hereof (other than for breaches of the representations and warranties contained in Sections 2.2 and 2.11 hereof) shall be limited to the amounts held in the Escrow Fund. The maximum aggregate amount which the Indemnified Parties may recover pursuant to the indemnity set forth in Section 6.2(a) hereof for breaches of the representations and warranties contained in Section 2.2 hereof shall be limited to the aggregate Merger Consideration plus the SAR Merger Consideration (less any amounts actually recovered by an Indemnified Party under this Agreement). The maximum aggregate amount for which the Indemnified Parties may recover pursuant to the indemnity set forth in Section 6.2(a) hereof for breaches of the representations and warranties contained in Section 2.11 hereof shall be $6,400,000 (less any amounts actually recovered by an Indemnified Party from the Escrow Fund), except to the extent the Losses constitute Pre-Closing Taxes, which shall be subject to the limitations set forth in Section 6.6(d) below.
          (b) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of any party in respect of Losses arising out of any fraud, or any intentional breaches of representations and warranties on the part of such party (it is agreed and understood that the Survival Date, the Extended Survival Date, the Tax Survival Date and the Threshold Amount shall not apply in respect of any such Losses).
          (c) The liability of the Escrow Participants to indemnify the Indemnified Parties pursuant to Section 6.2 hereof shall be several and not joint based on their respective Pro Rata Portions, and in no event shall any Escrow Participant be obligated to indemnify the Indemnified Parties for any Losses pursuant to Section 6.2 hereof in excess of such Escrow Participant’s Pro Rata Portion of such Loss.
          (d) Subject to Section 6.6(b) and the additional limitations set forth in Section 6.6(a) above, (i) the aggregate liability of the Escrow Participants to indemnify the Indemnified Parties for Losses pursuant to this Article VI shall be limited in the aggregate to the Merger Consideration plus the SAR Merger Consideration and (ii) the aggregate liability of each Escrow Participant to indemnify the Indemnified Parties for Losses pursuant to this Article VI shall be limited to (A) the portion of the Merger Consideration and/or SAR Merger Consideration actually paid to such Escrow Participant plus (B) without duplication of clause (A), such Escrow Participant’s Pro Rata Portion of the Escrow Fund.
          (e) Notwithstanding anything herein to the contrary, prior to making any indemnification claim against the Escrow Participants pursuant to this Article VI, an Indemnified Party shall first make a claim against the Escrow Fund to the extent that the amounts in the Escrow Fund are sufficient to satisfy all Losses reflected in the Officer’s Certificate in full.
          (f) The amount of Losses otherwise recoverable under Section 6.2 hereof shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar cash payment actually received by the Indemnified Parties from any third party with respect thereto.
          (g) If any Indemnified Party collects an amount in discharge of a claim in respect of a Loss pursuant to Section 6.2 hereof and such Indemnified Party (or an affiliate thereof) subsequently recovers (by payment of cash) from a third party a sum which is referable to that claim in respect of such breach, such Indemnified Party shall (or, as appropriate, shall procure that such affiliate shall) forthwith repay to the indemnifying party or parties: (i) an amount equal to the sum recovered from the third party in cash, less reasonable out-of-pocket costs and expenses incurred by such Indemnified Party recovering the same; or (ii) if the figure resulting under paragraph (i) is greater than the amount paid by the applicable indemnifying parties to the Indemnified Parties in respect of the claim, such lesser amount as shall have been so paid by such indemnifying parties, so as to leave the Indemnified Party in no better or worse position than it would have been in had the claim not arisen in the first place.
          (h) Any Losses for which any Indemnified Party is entitled to indemnification under this Article VI shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement.
          (i) Nothing herein shall limit the liability of the Company for any breach or inaccuracy of any representation, warranty or covenant contained in this Agreement or any Related Agreement if the Merger does not close.
          (j) Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party hereto, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.
     6.7 Remedies Exclusive. From and after the Closing, the rights of the Indemnified Parties to indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Article VI, and such indemnification rights shall be the exclusive remedies of the Indemnified Parties subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or arising in connection herewith.
Article VII
TERMINATION, AMENDMENT AND WAIVER
     7.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Closing by Parent if the Company does not deliver evidence of the Sufficient Stockholder Vote by 6:00 p.m. (ET) time on the date hereof.
     7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company or the Stockholders, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of Section 6.6 hereof, Article VIII hereof and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VII.
     7.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 7.3, any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Stockholders, Optionholders and SAR holders whether or not they have signed such amendment.
     7.4 Extension; Waiver. Parent, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 7.4, any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Stockholders, Optionholders and SAR holders whether or not they have signed such extension or waiver.
Article VIII
GENERAL PROVISIONS
     8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or overnight or same-day courier service of national reputation (including U.S. Postal Service overnight delivery), or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:
(a)	if to Parent or Sub, to:
Gartner, Inc.
56 Top Gallant Road
Stamford, CT 06904-2212
Attention: Lewis G. Schwartz
Facsimile No.: (203) 316-6245

with a copy to:
Wilson Sonsini Goodrich & Rosati, Professional Corporation
1700 K Street N.W., Fifth Floor
Washington, D.C. 20006
Attention: Robert Sanchez, Esq.
Facsimile No.: (202) 973-8899
(b)	if to the Company or the Stockholder Representative, to:
Burton Group, Inc.
7090 Union Park Center
Suite 200
Midvale, UT
84047-6051
Attention: Jamie Lewis
Facsimile No.: (603) 584-1180
with a copy to:
Wiggin and Dana LLP
One Century Tower
265 Church Street
New Haven, CT 06508-1832
Fax: (203) 782-2889
Attn.: Terry Jones
(c)	if to the Escrow Agent, to:
U.S. Bank National Association
Corporate Trust Services
225 Asylum Street, 23rd Floor
Hartford, CT 06103
Attention: Susan C. Merker
Re: Gartner/Burton Group Escrow
Facsimile No.: (860) 241-6891
     8.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     8.3 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     8.4 Entire Agreement; Assignment; Beneficiaries. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Confidentiality Agreement by and between Parent and the Company, dated as of November 4, 2009, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Section 4.6 hereof, and (iii) shall not be assigned by operation of law or otherwise without the consent of the parties hereto, other than by Parent in connection with a Parent change of control. No party hereto is relying upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to any other party hereto, except as set forth in this Agreement.
     8.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     8.6 Other Remedies; Specific Performance. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at Law or in equity.
     8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of

Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.
     8.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     8.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
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     IN WITNESS WHEREOF, Parent, Sub, the Company, the Stockholder Representative and the Escrow Agent have caused this Agreement and Plan of Merger to be signed, all as of the date first written above.

GARTNER, INC.
By:	/s/ Christopher Lafond
	Name:	Christopher Lafond
	Title:	Executive Vice President & Chief Financial Officer

BURTON GROUP, INC.
By:	/s/ Jamie Lewis
	Name:	Jamie Lewis
	Title:	Chief Executive Officer

JASMINE ACQUISITION CORPORATION
By:	/s/ Christopher Lafond
	Name:	Christopher Lafond
	Title:	President

[Signature Page to Agreement and Plan of Merger]

STOCKHOLDER REPRESENTATIVE
By:	/s/ Jamie Lewis
	Name:	Jamie Lewis

U.S. BANK NATIONAL ASSOCIATION, as Escrow Agent:
By:	/s/ Susan C. Merker
	Name:	Susan C. Merker
	Title:	Vice President

[Signature Page to Agreement and Plan of Merger]